SYNDICATED TERM LOAN AGREEMENT

between

THE HUNTINGTON NATIONAL BANK,

as Lead Arranger and Administrative Agent

and

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Co-Lenders

and

SST VI 1723 WOODBOURNE RD, LLC,
SST VI 401 BELLEVUE RD, LLC, and
SST VI 4836 SE POWELL BLVD, LLC,
each a Delaware limited liability company,

as Borrower

Dated as of April 26, 2022

DOCPROPERTY "CUS_DocIDChunk0" 83105454

Page

1.	DEFINITIONS AND INTERPRETATION.	1
1.1	Exhibits Incorporated	1
1.2	Defined Terms	1
1.3	Singular and Plural Terms	19
1.4	Accounting Principles	19
1.5	References and Other Terms	19
1.6	Rates	19
2.	THE LOAN; EQUITY REQUIREMENTS; RESERVES.	20
2.1	Generally	20
2.2	Loan Advances Evidenced by Note	20
2.3	Commitments Several	20
2.4	Default Rate	20
2.5	Late Charge	20
2.6	Fees	20
2.7	Equity Requirement	21
2.8	Computations	21
2.9	Pro Rata Treatment	21
2.10	Sharing of Payments, Etc	21
2.11	Sanctions Laws and Regulations	22
2.12	Use of Proceeds	22
2.13	Erroneous Payments	22
2.14	Intentionally Omitted	23
2.15	Interest Reserve	23
2.16	Intentionally Omitted	23
3.	PRINCIPAL AND INTEREST; PAYMENTS; BENCHMARK REPLACEMENT.	23
3.1	Interest Rate	23
3.2	Payment of Principal and Interest	23
3.3	Timing of Payments	24
3.4	Method of Payments	24
3.5	Application of Payments	24
3.6	Prepayments	24
3.7	Term SOFR Conforming Changes	24
3.8	Illegality	24
3.9	Inability to Determine Rates	25
3.10	Increased Costs	25
3.11	Capital Requirements	25
3.12	Certificates of Reimbursement; Delay in Requests	26
3.13	Compensation for Losses	26

i

(continued)

3.14	Effect of a Benchmark Transition Event	26
3.15	Taxes	27
4.	CONDITIONS TO CLOSING.	29
4.1	Closing Deliveries	29
4.2	Truthfulness of Statements as of Closing	32
4.3	Conditions Precedent	32
5.	DISBURSEMENTS.	32
5.1	Loan Disbursement	32
5.2	Intentionally Omitted	32
5.3	Intentionally Omitted	32
5.4	Expenses and Advances Secured by Security Instrument	32
5.5	Acquiescence not a Waiver	32
5.6	Huntington Swap Agreements	32
6.	REPRESENTATIONS AND WARRANTIES	33
6.1	Formation, Qualification and Compliance.	33
6.2	Financial and Other Information	34
6.3	No Material Adverse Change	34
6.4	Tax Liability	34
6.5	Title to Property; Survey	34
6.6	Utility Services	35
6.7	Leases	35
6.8	Governmental Requirements	35
6.9	Rights of Others	36
6.10	Name and Principal Place of Business	36
6.11	Delivery of Documents	36
6.12	ERISA	36
6.13	No Prohibited Persons.	36
6.14	Foreign Person	37
6.15	No Defenses	37
6.16	Defense of Usury	37
6.17	No Conflict/Violation of Law	38
6.18	Consents Obtained	38
6.19	No Litigation	38
6.20	Fraudulent Conveyance	38
6.21	Investment Company Act	38
6.22	Misstatements of Fact	39
6.23	Homestead	39
6.24	Personal Property	39
6.25	Single Asset Real Estate	39
6.26	Government Regulation	39
6.27	Certificate of Beneficial Ownership	39
6.28	Continuing Nature of Representations and Warranties	39

(continued)

7.	MAINTENANCE, OPERATION, PRESERVATION AND REPAIR OF PROPERTY	39
7.1	Alterations and Repair	40
7.2	Compliance	40
7.3	Changes in Property Restrictions	40
8.	OTHER AFFIRMATIVE COVENANTS	40
8.1	Existence and Control	40
8.2	Protection of Liens	40
8.3	Notice of Certain Matters	41
8.4	Further Assurances	41
8.5	Financial Statements; Access to Business Information	41
8.6	Books and Records	42
8.7	Project Accounts	42
8.8	Keeping Guarantor Informed	42
8.9	Single Purpose Entity	42
8.10	Additional Banking Laws	44
8.11	Tax Shelter Disclosure	45
8.12	Taxes.	45
8.13	Intentionally Omitted	46
8.14	Updated Appraisals	46
8.15	Distributions	47
8.16	Intentionally Omitted	47
8.17	Certificate of Beneficial Ownership	47
8.18	Guarantor Financial Covenants	47
8.19	Liens on Property	47
8.20	Liens on Personal Property	47
8.21	Removal of Personal Property	47
8.22	Organizational Documents	48
8.23	Management Agreement	48
8.24	Limitations on Additional Indebtedness; Other Prohibited Transactions	48
8.25	Leasing	48
8.26	Restrictions on Transfer	49
8.27	Post-Closing Actions	53
9.	INSURANCE, CASUALTY AND CONDEMNATION.	53
9.1	Insurance Coverage	53
9.2	Casualty Loss; Proceeds of Insurance.	55
9.3	Condemnation and Eminent Domain.	57
9.4	Disbursement of Insurance Proceeds and Awards.	59
10.	DEFAULTS AND REMEDIES.	59
10.1	Events of Default	59
10.2	Remedies Upon Default	62
10.3	Cumulative Remedies, No Waiver	63

(continued)

11.	AGENCY.	63
11.1	Authorization and Action	63
11.2	Administrative Agent’s Reliance, Etc	64
11.3	Notice of Defaults	64
11.4	Huntington, as a Bank	65
11.5	Approvals of the Banks	66
11.6	Bank Credit Decision, Etc	66
11.7	Indemnification of Administrative Agent by the Banks	66
11.8	Successor Administrative Agent	67
11.9	Other Loans by the Banks to Borrower	67
11.10	Request for Administrative Agent Action	68
11.11	Waiver; Amendments	68
11.12	Confirmations	69
11.13	Restrictions on Actions by the Banks	69
11.14	Successors and Assigns	69
11.15	Bankruptcy	71
11.16	Post Foreclosure Plans	72
11.17	Lack of Consent	73
11.18	Electronic Communications	73
12.	MISCELLANEOUS.	74
12.1	Nonliability	74
12.2	Indemnification of Administrative Agent and the Banks	74
12.3	Reimbursement of Administrative Agent	76
12.4	Obligations Unconditional and Independent	76
12.5	Notices	76
12.6	Survival of Representations and Warranties	77
12.7	No Third Parties Benefited	77
12.8	Binding Effect, Assignment of Obligations	77
12.9	Counterparts	77
12.10	Prior Agreements; Amendments; Consents	77
12.11	Governing Law	77
12.12	Severability of Provisions	77
12.13	Headings	77
12.14	Conflicts	78
12.15	Time of the Essence	78
12.16	Participations, Pledges and Syndication and Securitization	78
12.17	Rights to Share Information	78
12.18	Pledge to Federal Reserve	78
12.19	Guaranties Unsecured	79
12.20	JURY WAIVER	79
12.21	JURISDICTION AND VENUE	79
12.22	Right of Setoff	80
12.23	Times	80
12.24	Waiver of Consequential Damages	80

(continued)

12.25	Joint and Several Liability	80

v

(continued)

SCHEDULES

1.2 - PARCELS AND ALLOCATED PRINCIPAL BALANCE
2.1 - BANKS AND PRORATA SHARES

8.5 - FINANCIAL REPORTING REQUIREMENTS

8.18 - GUARANTOR FINANCIAL COVENANTS

EXHIBITS

A - LOAN DOCUMENTS

B - INSURANCE REQUIREMENTS
C - BORROWER ORGANIZATIONAL CHART

D - INTENTIONALLY OMITTED
E - FORM OF GUARANTOR COVENANT COMPLIANCE CERTIFICATE

F - POST-CLOSING ADDENDUM

SYNDICATED TERM LOAN AGREEMENT

THIS SYNDICATED TERM LOAN AGREEMENT (this “Agreement”) is executed as of April 26, 2022, by and between SST VI 1723 WOODBOURNE RD, LLC, SST VI 401 BELLEVUE RD, LLC, and SST VI 4836 SE POWELL BLVD, LLC, each a Delaware limited liability company (individually or collectively, as the context may require, “Borrower”), each of the lending institutions listed on Schedule 2.1 hereto and which may now or hereafter become parties hereof (individually, a “Bank” and collectively, the “Banks”), and THE HUNTINGTON NATIONAL BANK (in its individual capacity, “Huntington”, and in its capacity as lead arranger and administrative agent acting for itself and the Banks “Administrative Agent”).

RECITALS

Borrower has applied to the Banks for a bridge loan for the purpose of providing a portion of the funds required to finance the acquisition or recapitalization of the Property (as defined herein), and the Banks are willing to make the loan upon the terms and conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the above premises, and the mutual covenants and agreements set forth herein, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Exhibits Incorporated. All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2 Defined Terms. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Administrative Agent” means The Huntington National Bank and its successors and assigns, in its capacity as lead arranger and administrator of the Banks.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly Controlling, Controlled By, or Under Common Control With such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, and (iv) any Person related by birth or marriage to such Person.

“Agent Parties” has the meaning provided in Section 11.18(b) of this Agreement.

“Agreement” has the meaning provided in the introductory paragraph of this Agreement.

“Allocated Principal Balance” means the portion of the Principal Balance allocated to each Parcel as set forth on Schedule 1.2 attached hereto.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning provided in Section 6.13(d) of this Agreement.

“Applicable Laws” means all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local Governmental Authority which are applicable to Borrower, Guarantor and/or the Property.

“Applied Debt Service” means, unless otherwise provided in this Agreement, the payments of principal and interest that would be due and payable on the Principal Balance during a specified period, assuming required monthly principal and interest payments that would be necessary to fully amortize the Loan over a twenty-five (25) year period at an interest rate per annum equal to the higher of (i) the Interest Rate, (ii) the Ten-Year Treasury Rate, plus two hundred and fifty basis points (2.50%), or (iii) five and one-half percent (5.50%) per annum.

“Appraisal” means a written statement setting forth an opinion of the market value of a Parcel and the Improvements that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by Administrative Agent or its agent, (b) complies with all applicable federal and state laws, regulations, and guidelines dealing with appraisals or valuations of real property, and (c) has been reviewed as to form and content and approved by Administrative Agent, in its sole discretion.

“Assignee” has the meaning given in Section 11.14(c) of this Agreement.

“Awards” has the meaning provided in Section 9.3(a) of this Agreement.

“Bank” has the meaning provided in the introductory paragraph.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or permits such Person to refuse to make Disbursements on its Loan required hereunder.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.14.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date: (a) Daily Simple SOFR; or (b) the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.14.

“Beneficial Owner” means a “Beneficial Owner” within the meaning given in subparagraph (d) of the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning provided in the introductory paragraph of this Agreement.

“Borrowing Date” shall have the meaning given in Section 5.2(a) of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks in New York City or Columbus, Ohio are authorized or required by law to be closed.

“Certificate of Beneficial Ownership” means a certificate for Borrower in form and substance approved by Administrative Agent which certifies, among other things, all Beneficial Owners of Borrower, as from time to time updated in accordance with the terms of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing” means the execution and delivery of the Loan Documents and the satisfaction of all conditions required in Section 5.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in each Security Instrument.

“Commitment” means, as to any Bank, such Bank’s commitment to make the Loan under this Agreement. The initial amount of each Bank’s commitment to make the Loan is set forth on Schedule 2.1 of this Agreement.

“Commitment Amount” means Loan Proceeds in the amount of $30,608,850.80.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 11.18(b) of this Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.13 and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls”, “Controlling”, “Controlled By” and “Under Common Control With” have meanings correlative thereto.

“Cure Period” has the meaning provided in Section 10.1(b) of this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debt Service Coverage Ratio” means, as of any determination date, the ratio of NOI to Applied Debt Service for the specified period.

“Debt Yield” means the NOI for a trailing three (3) month period, annualized, divided by the Principal Balance as of the date of determination.

“Default” means the occurrence of any event, circumstance or condition that constitutes a breach of or a default under this Agreement or any other Loan Document and that, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” has the meaning set forth in the Note.

“Defaulting Bank” means any Bank that, as reasonably determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of such Bank’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (b) (i) has notified Borrower or Administrative Agent that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure arises from such Bank’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (c) has failed, within two (2) Business Days after request by Administrative Agent, to confirm in a manner reasonably satisfactory to Administrative Agent and Borrower that it will comply with its funding obligations; provided that, such Bank shall cease to be a Defaulting Bank upon Administrative Agent’s receipt of confirmation that such Defaulting Bank will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person. Any determination by Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank upon delivery of written notice of such determination to Borrower and each Bank.

“Designated Persons” means a Prohibited Person or any other Person in which a Prohibited Person has ten percent (10%) or greater ownership interest or that is otherwise Controlled By a Prohibited Person.

“Disbursement Request” means a form of Disbursement request provided by Administrative Agent.

“Disbursement” means a disbursement by Administrative Agent of Loan Proceeds.

“Distribution” means any distributions of cash or property to members or otherwise on account of the equity interest in Borrower, whether or not such a distribution is permitted or required under the terms of each Operating Agreement, including without limitation, the repayment of any loans made by a member to Borrower, the return of capital contributions, or distributions upon termination, liquidation, or dissolution of Borrower.

“Dollars” or “$” refers to the lawful money of the United States of America.

“Electronic System” has the meaning provided in Section 11.18(a) of this Agreement.

“Eligible Assignee” means any Person who is: (i) currently a Bank; (ii) a commercial bank, trust company, insurance company or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000 (or, for a Commitment Amount of $20,000,000 or less, $1,500,000,000); (iii) a national bank, a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000 (or, for a Commitment Amount of $20,000,000 or less, $150,000,000); or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.

“Environmental Audit” means a Phase I Environmental Site Assessment addressed and certified to Administrative Agent and performed by a qualified licensed engineer or certified environmental/industrial hygienist in strict conformance and compliance with U.S. Environmental Protection Agency rules and regulations establishing “all appropriate inquiries” and with the current Standard Practice for Environmental Site Assessment Process, ASTM Standard E1527-13/21 and a findings and conclusions section consistent with the applicable section of ASTM Standard E1527-13/21 and any additional investigations and analysis necessary for the consultant to conclude there are no such “Recognized Environmental Conditions”, as defined in current ASTM Standard E1527-13/21, associated with a Parcel.

“Environmental Indemnity Agreement” means each Environmental Indemnity Agreement executed by Borrower and Guarantor for the benefit of Administrative Agent with respect to the applicable Parcel.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning provided in Section 2.13(a) hereof.

“Erroneous Payment Recipient” has the meaning provided in Section 2.13(a) hereof.

“Event of Default” means any event so designated in Section 10.1, or any other section or provision, of this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Bank or Administrative Agent or required to be withheld or deducted from a payment to a Bank or Administrative Agent, (a) Connection Income Taxes, (i) imposed as a result of such Bank or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 11.14) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.15, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding taxes imposed at any time on payments made by or on behalf of an Obligor that is not a U.S. Person within the meaning of Code Section 7701(a)(30) to any Bank hereunder or under any other Loan Document, provided that such Bank shall have complied with Section 3.15.

“Executive Order” has the meaning provided in the definition of “Sanctions Laws and Regulations.”

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement of even date herewith between Administrative Agent and Borrower concerning the payment of certain fees to Administrative Agent.

“Floor” means zero percent (0.00%)

“Foreign Lender” has the meaning provided in Section 3.15(f)(iii) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, individually and collectively, jointly and severally, SST VI, Member, and any Person who now or hereafter partially or fully guarantees the payment or performance of any Obligation to Administrative Agent or the Banks under any Loan Document.

“Guarantor Compliance Certificate” means a certificate in the form of Exhibit E attached hereto executed by Guarantor.

“Guarantor Financial Covenants” has the meaning provided in Section 8.18 of this Agreement.

“Guaranty” means, collectively, all guaranties required pursuant to this Agreement and all guaranties pursuant to which any Person now or hereafter partially or fully guarantees the payment or performance of any Obligations to Administrative Agent under any Loan Document, and initially means the Guaranty of Payment and Recourse Carve-Outs dated as of even date herewith given by Guarantor in favor of Administrative Agent.

“Hazardous Substances” has the meaning given that term in the Environmental Indemnity Agreement.

“Huntington Swap Agreement” means a Swap Agreement between Borrower and Huntington or any Affiliate of Huntington; provided that neither Huntington nor any Affiliate of Huntington shall have any obligation to enter into any Swap Agreement with Borrower.

“Improvements” means all buildings and other improvements and fixtures now or hereafter comprising any portion of a Parcel.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding Permitted Indebtedness), (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all Swap Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means (a) any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Administrative Agent is entitled to reimbursement under the Loan Documents, (b) any other expenses incurred by Administrative Agent on behalf of any Bank, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (c) any expenses incurred by Administrative Agent on behalf of any Bank which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (d) any amounts and other expenses incurred by Administrative Agent on behalf of any Bank in connection with any default by any Bank hereunder or under the other Loan Documents, if not paid by such Bank, and (e) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents.

“Indemnified Parties” has the meaning provided in Section 12.2(a) of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insurance Proceeds” has the meaning provided in Section 9.2(b) of this Agreement.

“Insurance Threshold” has the meaning provided in Section 9.2(b) of this Agreement.

“Interest Period” means a period of one (1) month; provided, that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day. The initial Interest Period shall commence on the Loan Closing Date.

“Interest Rate” means the greater of (a) three and one-quarter percent (3.25%) per annum, or (b) Term SOFR plus two and sixty-one one-hundredths percent (2.61%).

“Interest Reserve” has the meaning provided in Section 2.15 of this Agreement.

“Leases” shall mean all leases, subleases, rental contracts, occupancy agreements, licenses and other arrangements (in each case whether existing now or in the future) pursuant to which any Person occupies or has the right to occupy or use any portion of the Property, and includes (a) any supplement, modification, amendment, renewal or extension of any Lease and (b) any security or guaranty for any Lease.

“Liquid Assets” means, without duplication, unrestricted and unencumbered: (i) 100% of the cash held in United States deposit accounts; and (ii) 50% of the value of readily marketable securities (excluding “margin stock” that is pledged as collateral under a borrowing agreement) (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

“Loan” means the loan made hereunder and governed by the terms hereof.

“Loan Closing Date” means the date of this Agreement.

“Loan Documents” means, collectively, this Agreement, the documents set forth in Exhibit A, any Huntington Swap Agreement entered into in the sole discretion of Huntington or Huntington’s Affiliate and any other agreement, document or instrument evidencing and/or securing the obligations of Borrower or Guarantor to the Banks or Administrative Agent that the Banks or Administrative Agent requires in connection with the execution of this Agreement or from time to time to effectuate the purposes of this Agreement, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” means all interest, charges, costs and expenses incurred by Administrative Agent in connection with the Loan, and payments to Huntington or its Affiliate under any Huntington Swap Agreement, including, but not limited to: (i) without limitation to the establishment of the Interest Reserve, interest due on the Loan, and any points, loan fees, service charges, commitment fees or other fees due to Administrative Agent in connection with the Loan; (ii) all amounts due under any Huntington Swap Agreement; (iii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iv) a $1,250.00 site visit fee per site; (v) all fees and disbursements of architects, engineers and consultants engaged by Borrower and Administrative Agent; (vi) all documentary, stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (vii) all Appraisal fees; (viii) all title, casualty, liability, payment, performance or other insurance or bond premiums; (ix) all reasonable fees and disbursements of legal counsel engaged by Administrative Agent in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (x) any amounts required to be paid by Borrower under this Agreement, the Security Instrument or any other Loan Document after the occurrence of an Event of Default.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

“Manager” means Strategic Storage Trust VI, Inc., a Maryland corporation, and any other Person that now or hereafter is the Manager of Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of Borrower and Guarantor, taken as a whole, (b) the ability of any of Borrower or Guarantor to perform their respective obligations under the Loan Documents or (c) the rights of or benefits available to Administrative Agent or the Banks under the Loan Documents.

“Maturity Date” means July 25, 2022.

“Member” means Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership.

“Net Insurance Proceeds” has the meaning set forth in Section 9.4(a) of this Agreement.

“Net Worth” means, with respect to any Person, as of any date of calculation, total assets (without deduction for accumulated depreciation and accumulated amortization of lease intangibles, including accumulated depreciation and accumulated amortization of lease intangibles of non-wholly owned Subsidiaries, Affiliates and other Persons in whom such Person holds a voting equity or ownership interest) less all liabilities, in each case, of such Person as of such date, all determined in accordance with GAAP. Net Worth shall be calculated on a consolidated basis in accordance with GAAP, unless otherwise indicated in this definition.

“NOI” means Operating Revenues less Operating Expenses.

“Non-Defaulting Bank” means any Bank that is not a Defaulting Bank.

“Note” means, whether one or more, that certain promissory note in the stated aggregate principal amount of the Loan dated as of even date herewith made by Borrower and payable to the order of the Banks, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loan, and all Swap Obligations under Huntington Swap Agreements, if any, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities or obligations of Borrower or any indemnified party arising under the Loan Documents.

“Obligors” means Borrower and Guarantor.

“Obsolete Collateral” has the meaning provided in Section 8.26(a)(i) hereof.

“Occupancy Reports” has the meaning provided in Section 4.1(p) hereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC List” has the meaning provided in Section 6.13(d) of this Agreement.

“OP” has the meaning provided in Section 8.26(b)(v) of this Agreement.

“OP Interests” has the meaning provided in Section 8.26(b)(vi) of this Agreement.

“OP Transfer” has the meaning provided in Section 8.26(b)(vi) of this Agreement.

“Operating Agreement” means the Limited Liability Company Agreement of each Borrower as the same may be amended from time to time.

“Operating Expenses” means the actual, reasonable and necessary costs and expenses of owning, operating, managing and maintaining the Property (incurred by Borrower during any calculation period), determined on an accrual basis in accordance with GAAP, including, $0.10 per square foot as a capital reserve and a management fee in an amount equal to the greater of: (i) the actual management fees; or (ii) five percent (5.00%) of Operating Revenues; however, in no event shall Operating Expenses include (i) interest or principal due on the Loan; (ii) capital expenditures; (iii) asset management fees and acquisition fees; (iv) non-cash charges such as depreciation and amortization; (v) Tenant improvement costs; (vi) any expenses paid from reserves or escrows; (vii) non-recurring extraordinary expenses unless approved by Administrative Agent; (viii) payments of tenant insurance revenues payable to the Property Manager; or (ix) expenses which are reimbursable or paid directly by Administrative Agent, insurance or any third party.

“Operating Revenues” means for any period for which the calculation thereof is being made, all revenues, including without limitation, rents, tenant insurance (protection plan), income, move-in fees, parking revenues, merchandise sales, and tenant reimbursements for Operating Expenses, of a recurring nature, from the Property received by Borrower, determined on an accrual basis in accordance with GAAP, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; however, in no event shall Operating Revenues include (i) any Loan Proceeds; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Tenants in the Property, unless and until the same are applied to rent or other obligations in accordance with the applicable Leases; (v) tenant insurance revenues; or (vi) non-recurring extraordinary items.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parcel” means any one of the parcels at the addresses set forth on Schedule 1.2, together with all easements and other rights appurtenant thereto.

“Participant” shall have the meaning provided in Section 11.14(b).

“Party” means any Person (other than any Bank or Administrative Agent) who is a party or signatory to any Loan Document.

“Patriot Act” means Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Permitted Encumbrances” means with respect to the Property, the liens and security interests created by the Loan Documents and the liens, encumbrances and other matters disclosed in the Title Policy (as hereinafter defined).

“Permitted Indebtedness” means unsecured trade and operational indebtedness incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such indebtedness is not evidenced by a note and is payable within sixty (60) days.

“Permitted Transfer” has the meaning provided in Section 8.26(b) of this Agreement.

“Person” means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or otherwise.

“Personal Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible, now or hereafter (i) located on or about the Property, (ii) used or to be used in connection with the Property, or (iii) relating or arising with respect to the Property.

“Policies” means those policies of insurance that Borrower is required by Administrative Agent to maintain, including those set forth in Section 9 and Exhibit B hereof; and each, a “Policy.”

“Post-Foreclosure Plan” has the meaning provided in Section 11.16(a) of this Agreement.

“Premiums” has the meaning provided in Section 9.1(c) of this Agreement.

“Prime Rate” means the rate of interest publicly announced from time to time by Administrative Agent as its “prime rate”, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by Administrative Agent. Any change in the Prime Rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, for purposes of this Agreement, the Prime Rate shall never be less than three and one quarter percent (3.25%) per annum.

“Principal Balance” means the outstanding principal balance of the Loan, at any time.

“Pro Rata Share” means at any time, the percentage which each Bank’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Loan then outstanding bears to the aggregate principal amount of the Loan then outstanding), as initially described on Schedule 2.1 attached hereto.

“Prohibited Person” shall have the meaning provided in Section 6.13(d) of this Agreement.

“Prohibited Transfer” shall have the meaning provided in Section 8.26(a) of this Agreement.

“Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to each Parcel, all Improvements and fixtures now or hereafter located thereon, and all additions and accretions thereto.

“Property Management Agreement” means each Property Management Agreement by and between each Borrower and Property Manager with respect to the applicable Parcel.

“Property Manager” means Strategic Storage Property Management VI, LLC, a Delaware limited liability company, or any other manager for the Property approved by Administrative Agent from time to time.

“Recipient” means, as applicable, (a) Administrative Agent and (b) any Bank.

“Register” has the meaning provided in Section 11.14(d) of this Agreement.

“REIT Shares” has the meaning provided in Section 8.26(b)(v) of this Agreement.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

“Rents” means all rents, issues, income, revenues, royalties, profits and other amounts now or in the future payable under any of the Leases, including those past due and unpaid.

“Required Banks” means, at any time, the Banks whose Pro Rata Shares exceed 66 2/3% of the Commitment Amount; provided that (a) the Pro Rata Shares held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Bank, (b) at all times there are two or fewer Banks which are not Affiliates of each other, Required Banks shall require all such Banks which are (i) not Affiliates of each other and (ii) not Defaulting Banks, and (c) at all times there are three (3) Banks which are not Affiliates of each other, Required Banks shall require at least two (2) Banks which are (i) not Affiliates of each other and (ii) not Defaulting Banks.

“Restoration” has the meaning provided in Section 9.2(c) of this Agreement.

“Restoration Plans” has the meaning provided in Section 9.2(d) of this Agreement.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Prohibited Person or any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S.

Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) an Affiliate of such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws and Regulations” means any Sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“Security Instrument” means each Deed of Trust/Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents executed by Borrower for the benefit of Administrative Agent and encumbering the applicable Parcel.

“SmartStop REIT” means SmartStop Self Storage REIT, Inc., a Maryland corporation.

“SmartStop Transaction” has the meaning provided in Section 8.26(c) of this Agreement.

“SST VI” means Strategic Storage Trust VI, Inc., a Maryland corporation.

“Standard Lease Form” has the meaning provided in Section 8.25(a) of this Agreement.

“Survey” has the meaning provided in Section 4.1(c) of this Agreement.

“Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taking” has the meaning provided in Section 11.10 hereof.

“Taxes” means all taxes, assessments, levies and charges imposed by any public or quasi-public authority having jurisdiction over the Property which are or may affect, or become a lien upon, the Property, or interest therein, or imposed by any Governmental Authority upon Borrower or Administrative Agent by reason of their respective interests in the Property or by reason of any payment, or portion thereof, made to Administrative Agent hereunder or pursuant to any Obligation or any of the other Loan Documents, other than taxes which are measured by and imposed upon Administrative Agent’s general net income.

“Ten-Year Treasury Rate” means the published weekly average of yield on United States Treasury Notes adjusted to a constant maturity of ten (10) years for the most recent week available on the applicable adjustment date, as published and made available to the Federal Reserve Board pursuant to its Federal Reserve Statistical Release H. 15 (519).

“Tenant” shall mean a tenant under a Lease of space in the Property.

“Term SOFR” means, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR as so determined (including pursuant to the foregoing proviso) shall be less than the Floor, then Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Company” means the title company which issues the Title Policy.

“Title Policy” has the meaning provided in Section 4.1(b) of this Agreement.

“Total Liabilities to Total Equity Ratio” means the ratio of Indebtedness to Net Worth.

“To Borrower’s knowledge” means the current actual knowledge of Matthew Lopez with respect to Borrower.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.3 Singular and Plural Terms. Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4 Accounting Principles. Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent.

1.5 References and Other Terms. Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be modified. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation.” For the avoidance of doubt, and notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, with respect to any use of the phrases “during the continuance of an Event of Default”, “if an Event of Default has occurred and is continuing,” and similar phrases in this Agreement or any of the other Loan Documents, Administrative Agent shall not be obligated to accept any cure of a default following the expiration of the applicable cure period, if any, and if, following an Event of Default, Borrower then proffers a cure of such Event of Default, such Event of Default shall only be considered cured within the timeframe of the applicable cure period provided for under the Loan Documents if Administrative Agent, in its sole and absolute discretion, accepts such proffered cure in writing.

1.6 Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to

Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.

2. THE LOAN; EQUITY REQUIREMENTS; RESERVES.

2.1 Generally. Subject to the conditions and upon the terms provided for in this Agreement, each Bank severally agrees to make Loans to Borrower in an aggregate principal amount not to exceed the amount of the Commitment of such Bank indicated on Schedule 2.1 hereto. The maximum aggregate amount of the Loans that may be borrowed shall not exceed the maximum Commitment Amount. The Loan is not a revolving facility, and Borrower shall not have the right to re-borrow any portion of the Principal Balance repaid by Borrower.

2.2 Loan Advances Evidenced by Note. All Disbursements hereunder shall be evidenced by the Note.

2.3 Commitments Several. The failure of any Bank to make a requested advance of the Loan on any date shall not relieve any other Bank of its Commitment (if any) to make a requested advance of the Loan on such date, but no Banks shall be responsible for the failure of any other Bank to make any advance of the Loan to be made by such other Bank.

2.4 Default Rate. Upon the occurrence of an Event of Default under this Agreement or any of the other Loan Documents, Administrative Agent, at its option, may, if permitted under Applicable Laws, do one or both of the following: (a) increase the rate of interest on the Principal Balance and any other amounts then owing by Borrower to Administrative Agent to the Default Rate until paid in full and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate. Neither the Interest Rate nor the Default Rate shall exceed the maximum rate permitted by Applicable Laws under any circumstance.

2.5 Late Charge. If any payment under this Agreement or any other Loan Document is not made within five (5) days after such payment is due, then, in addition to the payment of the amount so due, Borrower shall pay to Administrative Agent, for its own account, a “late charge” equal to five percent (5.0%) of the amount of such payment, provided, however, that said “late charge” shall not be payable by Borrower with respect to any final payment of all principal, interest, late fees and other costs due at maturity of the Loan, whether the Loan is due because of a Maturity Date or due as the result of any acceleration of maturity pursuant to the terms of this Agreement or the other Loan Documents. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent. Borrower agrees that the damages to be sustained by Administrative Agent for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.6 Fees. Borrower shall pay to Administrative Agent the fees set forth in the Fee Letter.

2.7 Equity Requirement. This requirement has been satisfied.

2.8 Computations. Unless otherwise expressly set forth herein, any accrued interest on any Loan, any fees or any other obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

2.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement and in the Fee Letter: (i) each borrowing from the Banks under Section 2.1 hereof shall be made for the account of the Banks, pro rata according to the amounts of their Pro Rata Shares; (ii) each payment or prepayment of principal of the Loan by Borrower shall be made for the account of the Banks pro rata in accordance with the respective Pro Rata Shares by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Banks pro rata in accordance with their respective Pro Rata Shares in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Banks pro rata in accordance with their respective Pro Rata Shares; (iii) each payment of interest on the Loan by Borrower shall be made for the account of the Banks pro rata in accordance their respective Pro Rata Shares; (iv) the making of the Loan shall be made pro rata among the Banks according to the their respective Pro Rata Shares; and (v) the Banks’ participation in, and payment obligations in respect of, the Loan shall be in accordance with their respective Pro Rata Shares.

2.10 Sharing of Payments, Etc. If a Bank shall obtain payment of any principal of, or interest on, the Loan made by it to Borrower under this Agreement, or shall obtain payment on any other Obligation owing by Borrower through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Bank or other payments made by Borrower to a Bank not in accordance with the terms of this Agreement and such payment should be distributed to some or all of the Banks pro rata in accordance with Section 2.9, such Bank shall promptly purchase from the other applicable Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loan made by such other Banks or other obligations owed to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the applicable Banks shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with Section 2.9. To such end, all the applicable Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loan or other obligations owed to such other Banks may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of the Loan in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower.

2.11 Sanctions Laws and Regulations.

(a) Borrower shall not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person (i) to fund any activities or business of or with any Designated Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any Party.

(b) None of the funds or assets of Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or any Sanctioned Country.

2.12 Use of Proceeds. Borrower shall not use, and shall ensure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the Loan Proceeds (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.13 Erroneous Payments.

(a) In the event that Administrative Agent makes any payment (whether principal, interest or any other payment of any type whatsoever) to any Bank (an “Erroneous Payment Recipient”) that Administrative Agent in its sole and absolute discretion has determined was made in error (an “Erroneous Payment”), then each Erroneous Payment Recipient shall be required, and hereby agrees, to repay to Administrative Agent upon demand the Erroneous Payment amount so made, in same day funds, with interest thereon for each day from and including the date such amount is paid to such Erroneous Payment Recipient but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. To the extent permitted by Applicable Laws, such Erroneous Payment Recipient agrees not to assert, and hereby waives, as to Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(b) Each Borrower and each other Obligor hereby agrees that (x) if an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent from any Erroneous Payments Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights of such Erroneous Payment Recipient with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Obligor, provided, however, that notwithstanding the foregoing, in no event shall an Erroneous Payment diminish any payment made by Borrower against the Obligations or otherwise increase the Obligations.

(c) Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, an Erroneous Payment Recipient, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

2.14 Intentionally Omitted.

2.15 Interest Reserve. Prior to June 1, 2022, Borrower shall deposit the amount of $250,000.00 (the “Interest Reserve”) into an account established by Administrative Agent in Borrower’s name but exclusively controlled by Administrative Agent. Provided that no Event of Default shall have occurred and be continuing and the Property is not generating positive NOI, Administrative Agent shall make disbursements from the Interest Reserve for payment when due of any accrued and unpaid interest on the Loan that cannot be paid with NOI. Borrower acknowledges and agrees that the payment of such accrued and unpaid interest by the method described herein is for its convenience and benefit. In the event that the Interest Reserve will be exhausted prior to the Property achieving a Debt Service Coverage Ratio of 1.20 to 1.00, within ten (10) days of Administrative Agent’s request Borrower shall deposit into the Interest Reserve an amount sufficient to bring the balance of the Interest Reserve to $250,000.00. If at any time there are no funds remaining in the Interest Reserve, Administrative Agent shall have no obligation for funding of accrued and unpaid interest, whereupon Borrower shall be and remain responsible for the continuation of all such payments from its own funds. Once the Property achieves a Debt Service Coverage Ratio of 1.20 to 1.00 for at least ninety (90) consecutive days as determined by Administrative Agent, all payments of interest on the Loan shall be paid from NOI and any funds remaining in the Interest Reserve shall be disbursed to Borrower; provided, however, that in the event the Debt Service Coverage Ratio ever falls below 1.20 to 1.00 as determined by Administrate Agent, then Administrative Agent shall reinstate the usage of the Interest Reserve and Borrower’s obligation to fund and replenish the Interest Reserve as provided in this Section 2.15.

2.16 Intentionally Omitted.

3. PRINCIPAL AND INTEREST; PAYMENTS; BENCHMARK REPLACEMENT.

3.1 Interest Rate.

(a) Borrower promises to pay to Administrative Agent for the account of each Bank interest on the Principal Balance of each Loan made by such Bank for the period from and including the date of the making of such Loan to (but excluding) the date such Loan shall be paid in full, at the Interest Rate applicable hereunder from time to time.

(b) From the date hereof through and including the Maturity Date, unless the Default Rate has been implemented and is in effect, interest shall accrue on the Principal Balance at the Interest Rate.

3.2 Payment of Principal and Interest. Payments of principal and interest due under the Note, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:

(a) Commencing on June 1, 2022, and continuing on the first day of each month thereafter through and including July 1, 2022, all accrued and unpaid interest on the Principal Balance outstanding from time to time shall be due and payable.

(b) Intentionally omitted.

(c) Intentionally omitted.

(d) The Loan shall be due and payable, and Borrower hereby promises to pay the outstanding principal amount of the Loan to Administrative Agent, together with all accrued interest thereon then remaining unpaid and all other unpaid amounts, charges, fees and expenses outstanding under the Note or under any of the other Loan Documents, on the Maturity Date.

3.3 Timing of Payments. Each payment of principal or interest on the Loan shall be paid not later than 3:00 P.M. Eastern Time on the date due therefor and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. If any payment to be made by Borrower shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day.

3.4 Method of Payments. All payments of principal and interest hereunder shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Administrative Agent may from time to time appoint in the payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Administrative Agent at The Huntington National Bank, Attention: Payment Processing, P.O. Box 182232, Columbus, OH 43218-2232. Payment made by check shall be deemed paid on the date Administrative Agent receives such check; provided, however, that if such check is subsequently returned to Administrative Agent unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due under this Agreement must be made by wire transfer or other immediately available funds.

3.5 Application of Payments. Prior to the occurrence of an Event of Default, all payments and prepayments on account of the Obligations evidenced by the Note shall be applied as follows: (a) first, to fees, expenses, costs and other similar amounts then due and payable thereunder, including, without limitation any prepayment premium, exit fee or late charges due thereunder, (b) second, to accrued and unpaid interest on the Principal Balance of the Note, (c) third, to the payment of principal due in the month in which the payment or prepayment is made, (d) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (e) fifth, to any other amounts then due hereunder or under any of the Loan Documents, and (f) last, to the unpaid Principal Balance of the Note in the inverse order of maturity. Any prepayment on account of the Obligations evidenced by the Note shall not extend or postpone the due date or reduce the amount of any subsequent monthly payment of principal and interest due thereunder. After an Event of Default has occurred and is continuing, payments may be applied by Administrative Agent to amounts owed under the Note, hereunder and under the Loan Documents in such order as Administrative Agent shall determine, in its sole discretion.

3.6 Prepayments.

(a) The Loan may be prepaid, either in whole or in part, without penalty or premium, at any time and from time to time upon five (5) days prior notice to Administrative Agent.

(b) Intentionally omitted.

(c) Intentionally omitted.

3.7 Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower and the Banks of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.8 Illegality. If any Bank determines that any law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable lending office to make, maintain, or fund loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Bank to Borrower (through Administrative Agent), the accrual of interest on the Loan based upon Term SOFR shall be suspended until each affected Bank shall notify Administrative Agent and Borrower that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue thereon at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin or, if any Bank determines that Daily Simple SOFR is subject to the circumstances described in this Section 3.8, the Prime Rate minus thirty-nine hundredths percent (0.39%).

3.9 Inability to Determine Rates. Subject to Section 3.14, if, on or prior to the first day of any Interest Period (a) Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof (including because the Term SOFR Reference Rate is not available or published on a current basis) or (b) Administrative Agent is advised by the Required Banks that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining the Loan for such Interest Period, Administrative Agent will promptly so notify Borrower and each Bank. In any such event (including during any Benchmark Unavailability Period), the accrual of interest hereunder based upon Term SOFR shall be suspended until Administrative Agent (in the case of clause (b), upon the instruction of the Required Banks) revokes such notice, and beginning on the date of such suspension, interest shall accrue hereunder at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin or, if Administrative Agent or any Bank shall determine that Daily Simple SOFR is subject to any of the circumstances set forth in the foregoing clause (a) or (b) or otherwise cannot be ascertained, the Prime Rate minus thirty-nine hundredths percent (0.39%).

3.10 Increased Costs. If any Change in Law shall (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank, (b) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (c) impose on any Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or the loan made or maintained by such Bank or participation therein, and the result of any of the foregoing shall be to increase the cost to such Bank, such Bank or such other Recipient of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make the Loan, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

3.11 Capital Requirements. If Bank determines that any Change in Law affecting such Bank or any lending office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Bank or the Loan made or maintained by such Bank to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.

3.12 Certificates of Reimbursement; Delay in Requests. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company as specified in the foregoing Sections 3.10 and 3.11 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of a Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.13 Compensation for Losses. Upon demand of any Bank (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (b) any failure by Borrower (for a reason other than the failure of such Bank to make the Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by Borrower, including any loss or expense arising from the liquidation or reemployment of funds or from any fees payable. Borrower’s obligations under this Section 3.13 shall survive termination of the Commitment and repayment of the Obligations.

3.14 Effect of a Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” with respect to such Benchmark Transition Event, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” with respect to such Benchmark Transition Event, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after at the time (not less than five (5) Business Days after Administrative Agent has provided notice thereof to each Bank) set forth in the notice of the implementation of such Benchmark Replacement provided by Administrative Agent to Borrower and the Banks, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(d) Survival. All of Borrower’s obligations under this Section 3.14 shall survive termination of the Commitment and repayment of the Obligations.

3.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Laws, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Banks. Each Bank shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.14(c) relating to the maintenance of a participant register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to such Bank from any other source against any amount due to Administrative Agent under this subparagraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.15, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f) Status of the Banks.

(i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in this Section 3.15(f) shall not be required if in such Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent) executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax.

(iii) Any Bank that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), such IRS forms and tax compliance certificates that may be reasonably required by Administrative Agent.

(iv) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(v) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.15 (including by the payment of additional amounts pursuant to this Section 3.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subparagraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subparagraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subparagraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.15 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4. CONDITIONS TO CLOSING.

4.1 Closing Deliveries. On or before the Loan Closing Date, unless a different date is specified below, Borrower shall execute and/or deliver to Administrative Agent those of the following documents and other items required to be executed and/or delivered by Borrower, and shall cause to be executed and/or delivered to Administrative Agent those of the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be reasonably satisfactory in form and substance to Administrative Agent:

(a) Loan Documents. Fully executed original copies of each of the Loan Documents listed on Exhibit A hereto.

(b) Title Insurance Policy. At the Closing (or as soon as practicable thereafter, with a marked-up pro-forma policy to be delivered at the Closing), ALTA 2006 Loan Policy for each Parcel (each a “Title Policy”) issued by the Title Company in the full amount of the Loan naming Administrative Agent as the insured party and each respective Borrower as the owner and fee simple title holder of the Parcel owned by such Borrower, subject only to the Permitted Encumbrances, and insuring the lien of applicable Security Instrument as a first and prior lien upon the Parcel owned by such Borrower, subject to no exceptions other than the Permitted Encumbrances and other exceptions approved by Administrative Agent. Each Title Policy must specifically insure Administrative Agent for claims and questions related to claims for mechanics’ or materialmen’s liens and shall include endorsements reasonably satisfactory to Administrative Agent.

(c) Survey. A survey of each Parcel prepared by a registered land surveyor in accordance with the current survey standards of the American Land Title Association and National Society of Professional Surveyors (“Survey”).

(d) Insurance Policies. Certificates of insurance for all insurance policies required pursuant to Section 9 hereof, or at Administrative Agent’s request copies of the insurance policies.

(e) Environmental Audit. An Environmental Audit for each Parcel, together with a reliance letter addressed to Administrative Agent, or a separate agreement with such consultant permitting Administrative Agent to rely on such report.

(f) Appraisal. An Appraisal satisfactory to Administrative Agent and showing that the Commitment Amount does not exceed the least of: (i) fifty percent (50%) of the combined “as-stabilized” value of the Parcels, (ii) fifty-five percent (55%) of the purchase price of the Parcels, or (iii) a 9.50% Debt Yield based on the Appraisal’s “as-stabilized” NOI of the Parcels.

(g) Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(h) Searches. Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering each Obligor and disclosing no matters objectionable to Administrative Agent.

(i) Flood Plain. Evidence that (a) no portion of a Parcel is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any portion of a Parcel is so located, evidence that adequate flood insurance is in effect; and (b) no portion of a Parcel is located in a federally, state or locally designated wetland or other type of government protected area.

(j) Attorney’s Opinion. An opinion of one or more counsel for Borrower and Guarantor satisfactory to Administrative Agent.

(k) Organizational Documents. A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i) The Certificate of Formation of and Operating Agreement of Borrower;

(ii) The Articles of Incorporation and By-laws, or Certificate of Limited Partnership and Partnership Agreement, of each Guarantor;

(iii) Resolutions by Guarantor and Manager authorizing the execution and delivery of the Loan Documents, certified by an appropriate representative of Guarantor and Manager;

(iv) An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity; and

(v) Certificates of good standing for each Borrower and Guarantor from their respective states of formation and, a certificate of good standing or existence for each Borrower from the state in which the Parcel owned by such Borrower is located.

(l) Real Estate Taxes. Evidence reasonably satisfactory to Administrative Agent that real estate taxes due and payable with respect to each Parcel, if any, have been paid in full. In connection therewith, Borrower shall deliver to Administrative Agent copies of the most recent real estate tax bills for the Property.

(m) Financial Statements. All financial information requested by Administrative Agent with respect to Borrower and each Guarantor, if any.

(n) Property Management Agreement. A copy of the Property Management Agreement for each Parcel.

(o) Property Report. Unless waived by Administrative Agent, an inspection report on each Parcel prepared by an engineering or architectural firm retained by Administrative Agent or Borrower and satisfactory in all respects to Administrative Agent.

(p) Occupancy Report. A certified occupancy report with respect to each Parcel in form and substance reasonably satisfactory to Administrative Agent.

(q) Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership for each Borrower.

(r) Additional Documents. Such other papers and documents regarding the Obligors as Administrative Agent may reasonably require.

4.2 Truthfulness of Statements as of Closing. As conditions precedent to the Closing, the following statements shall be true and correct on the Loan Closing Date, and Borrower hereby represents and warrants to Administrative Agent the following:

(a) The representations and warranties contained in Section 6 of this Agreement are correct on and as of the Closing as though made on and as of such date;

(b) No Default has occurred and is continuing, and no Event of Default has occurred, hereunder, or would result from the execution and delivery of the Loan Documents;

(c) No litigation has been instituted against Borrower or Guarantor which would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of Borrower’s or Guarantor’s ability to perform its Obligations hereunder, under any of the Loan Documents; and

(d) No material adverse change has occurred in the condition or operations, financial or otherwise, of Borrower or Guarantor since the date of the most recent financial statements of each such party delivered to Administrative Agent.

4.3 Conditions Precedent. Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing.

5. DISBURSEMENTS.

5.1 Loan Disbursement. Subject to the satisfaction of the terms and conditions contained in this Section 5, the Loan shall be fully disbursed at Closing.

5.2 Intentionally Omitted.

5.3 Intentionally Omitted.

5.4 Expenses and Advances Secured by Security Instrument. Any and all advances or payments made by Administrative Agent hereunder, from time to time, and any amounts expended by Administrative Agent pursuant to this Agreement, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become Obligations hereunder secured and guaranteed by the Loan Documents, whether or not the aggregate of such Obligations shall exceed the face amount of the Note.

5.5 Acquiescence not a Waiver. To the extent that Administrative Agent may have acquiesced (whether intentionally or unintentionally) in Borrower’s failure to comply with and satisfy any condition precedent to the Closing or to any Disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Administrative Agent of any condition precedent set forth in this Agreement, and Administrative Agent at any time thereafter may require Borrower to comply with and satisfy all conditions and requirements of this Agreement.

5.6 Huntington Swap Agreements. Huntington or an Affiliate of Huntington may, at Borrower’s request and at the sole discretion of Huntington or such Affiliate, enter into one or more Huntington Swap Agreements with Borrower from time to time, on such terms and conditions pursuant to such Huntington Swap Agreement documents as Huntington or such Affiliate shall require. Any existing or future Huntington Swap Agreement is and shall be secured by each Security Instrument and any and all other collateral granted to Administrative Agent under the Loan Documents, and Borrower hereby assigns to Huntington, and grants Huntington a lien on and security interest in, all collateral now or hereafter securing the Loan. Borrower further grants and assigns to Huntington and its Affiliates, to secure all Obligations, a security interest in all of Borrower’s existing and future rights, title and interest to the payment of money from Huntington or its Affiliates under any Huntington Swap Agreement. Borrower agrees to execute such agreements, assignments and other documents and take such further actions as Administrative Agent may reasonably request to evidence, perfect and effectuate all of the foregoing rights and interests of Huntington and its Affiliates. Borrower acknowledges that any Event of Default hereunder is an “Event of Default” as defined in any Huntington Swap Agreement and shall give Huntington or its Affiliate the right to terminate any Huntington Swap Agreement and demand payment of all Swap Obligations thereunder, including without limitation all losses, fees and costs incurred by Huntington or its Affiliate in connection therewith. Each Bank shall have the right to participate in the Huntington Swap Agreement in accordance with its Pro Rata Share of the Loan by written notice to Huntington and execution of the Huntington Swap Agreement or a joinder thereto.

6. REPRESENTATIONS AND WARRANTIES. As a material inducement to Administrative Agent’s entry into this Agreement, each Borrower represents and warrants to Administrative Agent and the Banks that:

6.1 Formation, Qualification and Compliance.

(a) Organization and Existence. Each Borrower is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware and is qualified to do business in the State where the Parcel it owns is located.

(b) Authorization. Borrower has the power and authority to execute, deliver and perform the obligations imposed on it under the Loan Documents and to consummate the transactions contemplated by the Loan Documents and has taken all necessary actions in furtherance thereof including, without limitation, that any Person whose approval is required by the terms of Borrower’s organizational documents has duly approved the transactions contemplated by the Loan Documents and has authorized execution and delivery thereof by the respective signatories. No other consent by any local, state or federal agency is required in connection with the execution and delivery of the Loan Documents. A true and complete organizational chart showing the ownership of Borrower is attached hereto as Exhibit C. Borrower is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations).

(c) Valid Execution and Delivery. All of the Loan Documents requiring execution by Borrower have been duly and validly executed and delivered by Borrower.

(d) Enforceability. All of the Loan Documents constitute valid, legal and binding obligations of Borrower and are fully enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.2 Financial and Other Information. All financial information furnished to Administrative Agent with respect to Borrower and Guarantor in connection with the Loan (a) is complete and correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery), (b) accurately presents the financial condition of Borrower and Guarantor as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and (c) has been prepared in accordance with GAAP consistently applied or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent; provided that, irrespective of any treatment accorded under GAAP consistently applied, all off-balance sheet transactions shall have been disclosed in writing and accompany such other financial information submitted in accordance with this Section 6.2. All other documents and information furnished to Administrative Agent with respect to Borrower and Guarantor in connection with the Loan are correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and complete insofar as completeness is necessary to give Administrative Agent an accurate knowledge of their subject matter. Neither Borrower nor any Guarantor has any material liability or contingent liability not disclosed in such financial statements or otherwise disclosed to Administrative Agent in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Administrative Agent in writing.

6.3 No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower or any Guarantor since the dates of the latest financial statements furnished to Administrative Agent. Since those dates, none of Borrower or any Guarantor has entered into any material transaction not disclosed in such financial statements or otherwise disclosed to Administrative Agent in writing. Further, there are no existing Defaults under any of the Loan Documents, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in a Default or an Event of Default under any of the Loan Documents.

6.4 Tax Liability. Borrower and each Guarantor has filed all required federal, state and local tax returns and has paid, prior to delinquency, all taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Administrative Agent in writing) other than taxes being promptly and actively contested in good faith and by appropriate proceedings, and except where such failure to file would not be reasonably expected to have a Material Adverse Effect. Borrower agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Administrative Agent.

6.5 Title to Property; Survey. At the Closing and at all times thereafter until the Loan is paid in full, each Borrower will have, subject to the Permitted Encumbrances, good and merchantable fee simple title to the Parcel it purportedly owns. Except for the current, non-delinquent taxes and assessments, if any, there are no taxes, assessments or liens pending or, to Borrower’s knowledge, threatened against the Property for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind. No portion of the Property is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor is any part of the Property subject to any pending or, to Borrower’s knowledge, threatened eminent domain or condemnation proceeding. Except as disclosed by the Survey, the Property does not presently encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Property.

6.6 Utility Services. The Property is presently served by all utility and municipal services required for the construction, occupancy and operation of the Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Property comply with all Applicable Laws, subject to such exceptions that are not likely to have, in the aggregate, a Material Adverse Effect.

6.7 Leases. The occupancy report provided to Administrative Agent in connection with the Loan Closing is true, complete and correct in all material respects and as of the date of the occupancy report and the Property is not subject to any Leases other than the Leases described in the occupancy report. Except as set forth on the occupancy report: (i) each Lease is in full force and effect; (ii) the Tenants have commenced the payment of rent under the Leases, and to Borrower’s actual knowledge, there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the occupancy report, and, to Borrower’s actual knowledge, there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the rent; (v) no Tenant has made any claim against the landlord under any Lease which remains outstanding, to Borrower’s actual knowledge, there are no defaults on the part of the landlord under any Lease, and, to Borrower’s actual knowledge, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s actual knowledge, there is no present default by the Tenant under any Lease, and no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under a Lease and enforcement of the Leases by Borrower or by Administrative Agent pursuant to an exercise of Administrative Agent’s rights under each Security Instrument would be subject to no defenses of any kind; (vii) all security deposits under Leases are as set forth on the occupancy report; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder, and (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Leases or a Permitted Encumbrance. Except as disclosed by Borrower to Administrative Agent in writing, none of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the rents have been assigned or pledged except to Administrative Agent, and no other Person has any interest therein except the Tenants thereunder.

6.8 Governmental Requirements. The Property is in compliance with Applicable Laws and does not violate any permits or authorizations of Governmental Authorities affecting the Property, subject to such exceptions that are not likely to have, in the aggregate, a Material Adverse Effect.

6.9 Rights of Others. Borrower is in compliance with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property, subject to such exceptions that are not likely to have, in the aggregate, a Material Adverse Effect.

6.10 Name and Principal Place of Business. Borrower presently uses no trade name other than its actual name and the trade name “SmartStop Self Storage”. Borrower maintains its principal place of business at the address set forth in Section 12.5 below.

6.11 Delivery of Documents. Borrower has delivered to Administrative Agent true and complete copies of each document that grants rights to, or imposes obligations on, Borrower in connection with the Property, and has fully disclosed to Administrative Agent in writing the material terms of all existing oral agreements granting or imposing any such rights or obligations.

6.12 ERISA. Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA. The assets of Borrower do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101. Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Administrative Agent of any of its rights under the Loan Documents. Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

6.13 No Prohibited Persons.

(a) No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Borrower acknowledges by executing this Agreement that Administrative Agent has notified Borrower and Guarantor that, pursuant to the requirements of the Patriot Act and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record such information as may be necessary to identify Borrower and Guarantor (and certain Affiliates of Borrower and Guarantor, including the name and address of Borrower and Guarantor and such Affiliates) in accordance with the Patriot Act.

(c) Neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor.

(d) (i) None of Borrower, Guarantor, or any Person who owns at least ten percent (10%) direct or indirect equity interest in or Controls Borrower or Guarantor currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and Borrower will implement procedures, approved by Manager, to ensure that no Person who now or hereafter owns at least ten percent (10%) direct or indirect equity interest in Borrower or Guarantor is a Prohibited Person or controlled by a Prohibited Person, and (ii) none of Borrower or Guarantor are in violation of any Applicable Laws relating to anti-money laundering or anti-terrorism, including, without limitation, any Applicable Laws related to transacting business with Prohibited Persons or the requirements of the Patriot Act, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time (collectively, “Anti-Terrorism Laws”). For the purposes of this section (1) In the event that Borrower is a single member limited liability company, the term “Manager” shall include such single member; (2) the term “Prohibited Person” shall mean any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States or America; and (3) the term “OFAC List” shall mean the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by OFAC and accessible through its internet website.

(e) Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and Guarantor with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Affiliates and their respective directors and officers are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of Borrower, Manager, any Guarantor, any Affiliate or to the actual knowledge of Borrower or such Affiliate any of their respective directors or officers, is a Sanctioned Person. The Loan and the agreements contained herein will not violate Anti-Corruption Laws or applicable Sanctions.

6.14 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

6.15 No Defenses. This Agreement, the Note, each Security Instrument and the other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense, nor would the operation of any of the terms of this Agreement, the Note, each Security Instrument or any of the other Loan Documents, or the exercise of any right thereunder, render this Agreement, the Note, any Security Instrument or any of the other Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

6.16 Defense of Usury. Borrower knows of no facts that would support a claim of usury to defeat or avoid its obligation to repay the principal of, interest on, and other sums or amounts due and payable under, the Loan Documents.

6.17 No Conflict/Violation of Law. The execution, delivery and performance of the Loan Documents by Borrower will not cause or constitute a default under or conflict with the organizational documents of Borrower or, to Borrower’s actual knowledge, Guarantor or Member. The execution, delivery and performance of the obligations imposed on Borrower under the Loan Documents will not cause Borrower or, to Borrower’s knowledge, Guarantor or Member to be in default, including after due notice or lapse of time or both, under the provisions of any agreement, judgment or order to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound.

6.18 Consents Obtained. All consents, approvals, authorizations, orders or filings with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by Borrower have been obtained or made.

6.19 No Litigation. There are no pending actions, suits or proceedings, arbitrations or governmental investigations against the Property, Borrower, or to Borrower’s knowledge, Guarantor or Member, whether pursuant to the Loan Documents or otherwise, an adverse outcome of which would (after taking into account applicable insurance for which the applicable insurer has affirmatively confirmed coverage) materially affect Borrower’s or any Guarantor’s performance under this Agreement, the Note, any Security Instrument or any of the other Loan Documents.

6.20 Fraudulent Conveyance. Borrower (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) believes that it has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceed as of the date hereof and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets as of the date hereof is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets as of the date hereof do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

6.21 Investment Company Act. Neither Borrower nor, to Borrower’s knowledge, Guarantor is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

6.22 Misstatements of Fact. To Borrower’s actual knowledge, no certification, representation or statement of fact made in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower that has not been disclosed that adversely affects, or in the judgment of a reasonable Person might adversely affect, the business, operations or condition (financial or otherwise) of the representing party. Further, and in clarification of the foregoing, to Borrower’s actual knowledge, all reports, certificates, affidavits, representations, statements and other data furnished by or on behalf of Borrower and Guarantor to Administrative Agent, or their respective agents, in connection with the Loan are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein misleading.

6.23 Homestead. The Property forms no part of any property owned, used or claimed by Borrower as a residence or business homestead and is not exempt from forced sale under the laws of the state in which the Property is located. Borrower hereby disclaims and renounces each and every claim to all or any portion of the Property as a homestead.

6.24 Personal Property. Borrower is the owner, free and clear of all liens, of all Personal Property except as to the lien created by the Loan Documents.

6.25 Single Asset Real Estate. Each Parcel constitutes a “single asset real estate” as defined in Section 101(51B) of the Bankruptcy Code.

6.26 Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the OFAC list) that prohibits or limits any Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail (i) to provide documentary and other evidence of Borrower’s identity or the identity of any direct or indirect beneficial owner or Person with Control of Borrower as may be reasonably requested by any Bank at any time and from time to time to enable such Bank to verify the identity of Borrower and any beneficial owner of Borrower, (ii) to certify to any Bank at any time and from time to time as may be reasonably requested by any Bank, the names, addresses, and other requested information of direct and indirect beneficial owners and Persons with Control of Borrower, or (iii) to comply with any Applicable Laws or regulation, including, without limitation, Section 326 of the USA Patriot Act of 201, 31 U.S.C. Section 5318.

6.27 Certificate of Beneficial Ownership. The information in the Certificate of Beneficial Ownership is true, correct and complete in all material respects.

6.28 Continuing Nature of Representations and Warranties. Borrower acknowledges, understands, and agrees that the representations and warranties set forth in this Section 6.28 shall be deemed to be continuing during all times when any or all of the Obligations remain outstanding and such representations and warranties shall be deemed to be restated and made effective as of each date a Disbursement is requested and made in accordance herewith.

7. MAINTENANCE, OPERATION, PRESERVATION AND REPAIR OF PROPERTY. Borrower shall maintain the Property (and all abutting grounds, sidewalks, roads, parking and landscape areas) in good condition and repair, shall operate the Property in a businesslike manner, shall prudently preserve and protect both its own and Administrative Agent’s interests in connection with the Property, shall not commit or permit any waste or deterioration of the Property, shall not abandon any portion of the Property, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to the Property or of any other impairment of Administrative Agent’s interests under the Loan Documents. Without limiting the generality of the foregoing, and except as otherwise agreed by Administrative Agent in writing from time to time, Borrower shall promptly and faithfully perform and observe each of the following provisions:

7.1 Alterations and Repair. Borrower shall not remove, demolish or materially alter any Improvement except to make non‑structural repairs that preserve or increase the Property’s value, and shall promptly restore, in a good and workmanlike manner, any Improvement (or other aspect or portion of the Property) that is damaged or destroyed from any cause.

7.2 Compliance. Borrower shall comply with all Applicable Laws and requirements of Governmental Authorities and all rights of third parties, relating to Borrower, the Property or Borrower’s business thereon.

7.3 Changes in Property Restrictions. Borrower shall not initiate, join in or consent to any change in any applicable zoning ordinance, general plan or similar law, or to any private restrictive covenant or any similar public or private restriction on the use of the Property, except with the prior written consent of Administrative Agent, not to be unreasonably withheld.

8. OTHER AFFIRMATIVE COVENANTS. While any obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Administrative Agent otherwise consents in writing:

8.1 Existence and Control. Each Borrower shall maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and qualified to do business in the State in which the Parcel it owns is located. Manager shall maintain its existence as a corporation in good standing under the laws of the State of Maryland. At all times prior to the repayment of the Loan, Manager shall be the sole manager of each Borrower.

8.2 Protection of Liens. Borrower shall maintain the lien of each Security Instrument as a valid first priority lien on the Property, subject only to the Permitted

Encumbrances, and take all actions, and execute and deliver to Administrative Agent all documents, reasonably required by Administrative Agent from time to time in connection therewith; and maintain the lien of the Loan Documents on the collateral described therein and take all actions, and execute and deliver to Administrative Agent all documents reasonably required by Administrative Agent from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Administrative Agent’s security interests in such collateral as they exist from time to time.

8.3 Notice of Certain Matters. Borrower shall give notice to Administrative Agent, within fifteen (15) days after Borrower obtains actual knowledge thereof, of each of the following:

(a) any litigation or claim affecting or relating to the Property and involving an amount in excess of $50,000.00; and any litigation or claim that might subject Borrower or any Guarantor to liability in excess of $100,000.00, whether covered by insurance or not;

(b) any dispute between Borrower and any Governmental Authority relating to the Property, the adverse determination of which might materially affect the Property;

(c) any trade name hereafter used by Borrower and any change in Borrower’s principal place of business;

(d) the creation or imposition of any mechanics’ lien or other lien against the Property;

(e) any Default or Event of Default under any Loan Document;

(f) except as disclosed in the Environmental Audit, the presence of any Hazardous Substances on, under or about the Property; any enforcement, clean‑up, removal or other action or requirement of any Governmental Authority relating to any such Hazardous Substances; and the existence of any occurrence or condition on any property in the vicinity of the Property that could cause the Property to be otherwise subject to any restrictions relating to Hazardous Substances; and/or

(g) any material adverse change in the financial condition of Borrower or any Guarantor.

8.4 Further Assurances. Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, reasonably required by Administrative Agent from time to time to confirm the rights created or now or hereafter intended to be created under the Loan Documents, to protect and further the validity, priority and enforceability of the Loan Documents, to subject to the Loan Documents any property intended by the terms of any Loan Document to be covered by the Loan Documents, to correct clerical errors herein and in the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated hereunder and thereunder.

8.5 Financial Statements; Access to Business Information. Borrower shall furnish to Administrative Agent such financial information regarding Borrower, the Property and Guarantor as Administrative Agent may from time to time reasonably request, which shall include, without any further request therefore, the information set forth in Schedule 8.5 attached to this Agreement. All such financial information shall be (a) certified by Borrower or Guarantor, as applicable, as being true and correct in all material respects, and (b) in form and substance reasonably satisfactory to Administrative Agent.

8.6 Books and Records. Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP, or reasonable cash accounting methods consistently applied in accordance with the past practices and reasonably satisfactory to Administrative Agent and give representatives of Administrative Agent access thereto at all reasonable times and upon reasonable prior notice, including permission to: (i) examine, copy and make abstracts from any books and records and such other information that might be helpful to Administrative Agent in evaluating the status of the Obligations as it may reasonably request from time to time, and (ii) communicate directly with any of Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of Borrower.

8.7 Project Accounts. Guarantor shall cause all operating, deposit, reserve and other accounts of Guarantor to be established with Administrative Agent as demand deposit accounts. Operating Revenues shall be deposited into such accounts, or transferred from accounts established locally to operations outside the retail footprint of Administrative Agent. Notwithstanding the foregoing, the following exceptions are allowed: (a) all foreign-based bank accounts for foreign operations, (b) all bank accounts for properties that are not owned by any Borrower, and (c) bank accounts established for the processing of equity capital being raised and delivered to Guarantor and its Affiliates, including without limitation, accounts for dividend distributions and broker dealer commissions.

8.8 Keeping Guarantor Informed. Borrower shall keep Guarantor informed of Borrower’s financial condition and business operations, the condition and all uses of the Property, including all changes in condition or use, and any and all other circumstances that might affect Borrower’s ability to pay or perform its obligations under the Loan Documents.

8.9 Single Purpose Entity. Each Borrower covenants and agrees that it has not and shall not:

(a) engage in any business or activity other than the acquisition, ownership, operation, leasing and maintenance of its Property, and activities incidental thereto;

(b) acquire or own any material asset other than (i) the Parcel owned by such Borrower, and (ii) such incidental Personal Property as may be necessary for the construction, operation or maintenance of the Parcel owned by such Borrower;

(c) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d) (i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents;

(e) own any subsidiary or make any investment in or acquire the obligations or securities of any other Person;

(f) fail to hold its assets in its own name (except with respect to bank account shared with any other Borrower), or commingle its assets with the assets of any of its partners, Affiliates, or of any other Person (other than any other Borrower) or transfer any assets to any such Person other than distributions on account of equity interests in Borrower, to the extent, if any, permitted hereunder, and properly account for any other payments expressly permitted hereunder;

(g) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, Swap Obligations under any Huntington Swap Agreement, the Permitted Indebtedness;

(h) allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(i) fail to maintain its records, books of account and bank accounts separate and apart from those of the Manager and any Affiliates of Borrower or its Manager except a bank account shared with any other Borrower, or fail to prepare and maintain its own financial statements in accordance with GAAP or another accounting method reasonably satisfactory to Administrative Agent and susceptible to audit;

(j) enter into any contract or agreement with Guarantor, or any Member or Affiliate of Borrower or Guarantor, except as approved in writing by Administrative Agent or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than Guarantor or Member or Affiliate of Borrower or Guarantor;

(k) seek dissolution or winding up, in whole or in part;

(l) fail to correct any known misunderstandings regarding the separate identity of Borrower;

(m) guaranty or become obligated for the debts of any other Person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person, or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower (except for Guarantor);

(n) make any loans or advances to any third party, including any Member or Affiliate of Borrower;

(o) fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks (other than checks related to a checking account shared with any other Borrower);

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name (other than the utilization in the ordinary course of business of the registered trademark or brand name “SmartStop Self Storage” and related marks, or registered trademarks, or brand names now or hereafter owned by SmartStop REIT and related marks, with respect to its dealings with its customers or the general public or for banking purposes) in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any Member or Affiliate of Borrower);

(q) fail to allocate fairly and reasonably among Borrower and any third party (including Guarantor or any Affiliate of any of the foregoing) any overhead for common employees, shared office space or other overhead and administrative expenses;

(r) allow any Person to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations taking into account the services to be provided by the manager of such Borrower’s Parcel pursuant to the Property Management Agreement;

(s) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Borrower’s Parcel to do so); provided, however, that the foregoing shall not require any member, partner or beneficiary of Borrower to provide additional funds to Borrower whether by virtue of loans, additional capital contributions or otherwise;

(t) file a voluntary petition or otherwise initiate proceedings to have Borrower or Member adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or Member, or file a petition seeking or consenting to reorganization or relief of Borrower or Member as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or Member; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of Borrower or Member or of all or any substantial part of the properties and assets of Borrower or Member, or make any general assignment for the benefit of creditors of Borrower or Member, or admit in writing the inability of Borrower or Member to pay its debts generally as they become due or declare or effect a moratorium on the payment of any Indebtedness of Borrower or Member or take any action in furtherance of any such action;

(u) Other than the utilization in the ordinary course of business of the registered trademark or brand name “SmartStop Self Storage” and related marks, or registered trademarks, or brand names now or hereafter owned by SmartStop REIT and related marks, with respect to its dealings with its customers or the general public or for banking purposes, share any common logo with or hold itself out as or be considered as a department or division of (i) any

Member, Guarantor or Affiliate of Borrower, (ii) any Affiliate of a Member or Guarantor, or (iii) any other Person or allow any Person to identify Borrower as a department or division of that Person; or

(v) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.

8.10 Additional Banking Laws. Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise Controls Borrower is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the OFAC, the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, (c) after acquiring actual knowledge thereof, promptly notify Administrative Agent of any change in ownership of Borrower, or of any change in ownership of any direct or indirect owner of Borrower, to the extent any such ownership change results in a change in the Persons who directly or indirectly own at least 10% of the equity interests of Borrower, or to the extent any such direct or indirect owner of Borrower is a Prohibited Person, (d) comply with all applicable bank secrecy act laws and regulations, as amended, and (e) provide Administrative Agent with documentary and other evidence of Borrower’s identity or the identity of any beneficial owner of Borrower as may be reasonably requested by Administrative Agent at any time to enable Administrative Agent to verify the identity of Borrower and any beneficial owner of Borrower or to comply with any Applicable Laws or regulation, including, without limitation, Section 326 of the USA Patriot Act of 201, 31 U.S.C. Section 5318.

8.11 Tax Shelter Disclosure. None of Borrower, Guarantor, or any Affiliate or subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Regulation Section 1.6011-4). If Borrower, or any other party determines to take any action inconsistent with such intention, Borrower shall promptly notify Administrative Agent thereof in writing. If Borrower so notifies Administrative Agent, Borrower acknowledges that Administrative Agent may treat the Loan as part of a transaction that is subject to Regulation Section 301.6112-1, and Administrative Agent will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Regulation.

8.12 Taxes.

(a) Borrower’s Obligation for Payment of Taxes. Subject to Section 8.12(b), Borrower shall pay or cause to be paid all Taxes when due and payable, and before any penalty attaches. Upon Administrative Agent’s request, Borrower shall deliver promptly to Administrative Agent receipts or other reasonable evidence evidencing such payment (and such evidence shall be furnished no later than the date that Taxes would otherwise be delinquent). Borrower shall not suffer, permit, initiate, or otherwise cause for any purpose, the joint assessment of (i) the Property with any other real property, or (ii) the Property and the Personal Property, or any other procedure whereby the lien of real property taxes and assessments and the lien of personal property taxes shall be assessed, levied or charged against any Parcel as a single lien. While any Obligations remain outstanding, the Property shall be segregated on the applicable tax rolls from all other property, both real and personal. Borrower’s obligations under this Section 8.12 shall not be affected by any damage to, defects in or destruction of the Property or any other event, including obsolescence of all or any part of the Property.

(b) Contest of Taxes. After prior written notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) such proceeding shall suspend the collection of the applicable Taxes from Borrower and from the Property or Borrower shall have paid all of the applicable Taxes under protest, (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (iv) Borrower shall have deposited with Administrative Agent adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the applicable Taxes under protest, or Borrower shall have furnished such other security as may be accepted by Administrative Agent in its sole and absolute discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon. Administrative Agent may pay over any such security or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

(c) Effect of Change in Law. If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of mortgages, deeds of trust or debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Administrative Agent or any Bank hereunder then Borrower shall pay such tax if it may lawfully do so. If Borrower is not permitted by Applicable Laws to pay such tax, or if Borrower is not permitted by Applicable Laws to immediately reimburse Administrative Agent or any Bank for any such payment, then the Obligations, at the option of Administrative Agent, upon not less than the lesser of (i) ninety (90) days written notice, or (ii) such shorter period as may be required to ensure compliance by Administrative Agent with Applicable Laws, shall become due and payable.

(d) Change in Tax Laws. If, by the laws of the United States of America, or of any state or municipality having jurisdiction over Administrative Agent or any Bank, Borrower or the Property, any tax is imposed or becomes due in respect of the Note or any Security Instrument (excluding income, excise or franchise taxes imposed upon a Bank, except as levied against the income of a Bank as a complete or partial substitute for Taxes to be paid by Borrower hereunder), or any liens on the Property created thereby, then Borrower shall pay such tax in the manner required by such law.

8.13 Intentionally Omitted.

8.14 Updated Appraisals. Borrower agrees that Administrative Agent shall have the right to obtain an updated Appraisal of the Property from an appraiser approved by Administrative Agent at any time (a) that an Event of Default shall have occurred hereunder, (b) an Appraisal is required by the Loan Documents or then current banking regulations applicable to Administrative Agent, or (c) Administrative Agent determines in good faith that the security for the Loan has been physically or financially impaired in any material manner, and any such Appraisals shall be at Borrower’s expense; provided that Borrower shall not be required to pay for more than one Appraisal per Parcel per calendar year except upon the occurrence an Event of Default. In the event that Administrative Agent shall elect to obtain such an Appraisal, Administrative Agent may immediately commission an appraiser acceptable to Administrative Agent to prepare such Appraisal and Borrower shall fully cooperate with Administrative Agent and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Administrative Agent in obtaining such an Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal promptly following demand, such event shall constitute an Event of Default hereunder and Administrative Agent shall be entitled to exercise all remedies available to it hereunder.

8.15 Distributions. Distributions of Borrower’s excess NOI shall only be permitted if no Default or Event of Default then exists.

8.16 Intentionally Omitted.

8.17 Certificate of Beneficial Ownership. Borrower shall provide to Administrative Agent: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Administrative Agent; (ii) a new Certificate of Beneficial Ownership when any individual identified as a Beneficial Owner has changed; and (iii) such other information and documentation as may reasonably be requested by Administrative Agent from time to time for purposes of compliance by Administrative Agent with Beneficial Ownership Regulation and any other Applicable Laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent to comply therewith.

8.18 Guarantor Financial Covenants. Borrower shall cause Guarantor to meet the financial covenants set forth on Schedule 8.18 attached hereto (each, a “Guarantor Financial Covenant”) as determined by Administrative Agent. If Guarantor fails to meet any Guarantor Financial Covenant, within sixty (60) days after written demand by Administrative Agent, Guarantor shall either (a) acquire such Net Worth or Liquid Assets as may be necessary to enable the Guarantor to meet or exceed such failed Guarantor Financial Covenant or (b) provide Administrative Agent with a substitute guarantor approved by Administrative Agent in its sole and absolute discretion, and a failure to do either (a) or (b) shall, at Administrative Agent’s election, shall constitute an immediate Event of Default.

8.19 Liens on Property. Except as otherwise provided in this Agreement or in any other Loan Documents, Borrower shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of the Property other than (i) the Permitted Encumbrances, and (ii) real estate taxes and assessments not delinquent. Upon request of Administrative Agent, Borrower shall provide to Administrative Agent written evidence of the payment of all real estate taxes on or before such taxes become delinquent.

8.20 Liens on Personal Property. Borrower shall not install in, or use in connection with, the Property any Personal Property which any Person other than Administrative Agent has the right to remove or repossess under any circumstances, or on which any Person other than Administrative Agent has a lien.

8.21 Removal of Personal Property. Borrower shall not, without Administrative Agent’s prior written consent (unless such consent is not required, as expressly provided in the Loan Documents), suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of the Property; provided, however, that Borrower, may enter into Leases in accordance with the terms and conditions of the applicable Security Instruments and contracts to sell the Property that are subject to an obligation to assume or pay off the Loan in full at the closing of same.

8.22 Organizational Documents. Borrower shall not amend, restate, modify or otherwise change its Operating Agreement or other organizational documents, without the prior consent of Administrative Agent, unless any such change would not affect Borrower’s ability to own and operate the Property and perform its obligations under the Loan Documents.

8.23 Management Agreement. Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not enter into any agreement providing for the management, leasing or operation of any portion of the Property other than the Property Management Agreement and the Leases.

8.24 Limitations on Additional Indebtedness; Other Prohibited Transactions. Borrower will not create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly or contingently in respect to, any Indebtedness other than the following: (a) Indebtedness owed to Administrative Agent, including the Obligations under this Agreement, and Indebtedness owed to Huntington or any Affiliate of Huntington under any Huntington Swap Agreement; (b) Indebtedness listed in the current financial statements of Borrower and any rearrangements, extensions or refinancings thereof which do not increase the amount thereof; and (c) the Permitted Indebtedness.

8.25 Leasing.

(a) Borrower shall not enter into any Lease for any portion of the Property or any portion thereof except self-storage tenants, and Leases relating to outdoor parking spaces, in Borrower’s ordinary course of business and pursuant to Borrower’s standard lease form heretofore provided by Borrower to, and approved by, Administrative Agent (the “Standard Lease Form”);

(b) Borrower shall observe and perform all of the covenants, terms, conditions and agreements contained in the Leases to be observed or performed by the lessor thereunder, and Borrower shall not do or suffer to be done anything to impair the security thereof. Borrower shall not (A) release the liability of any tenant under any Lease, (B) consent to any tenant’s withholding of Rents or making monetary advances and off-setting the same against future rentals, (C) consent to any tenant’s claim of a total or partial eviction, (D) consent to a tenant termination or cancellation of any Lease, except as specifically provided therein, or (E) enter into any oral leases with respect to all or any portion of the Mortgaged Property;

(c) Borrower shall not collect any of the Rents assigned hereunder more than thirty (30) days in advance of the time when the same shall become due and payable, except for (A) the first month’s Rent due and payable under the execution of the applicable Lease; (B) security or similar deposits; and (C) Borrower may collect advance Rents in an amount not to exceed ten percent (10%) of all Rents collected in that year;.

(d) Borrower shall not make any other assignment of its entire or any part of its interest in or to any or all Leases, or any or all Rents, issues, income or profits assigned hereunder, except as specifically permitted by the Loan Documents;

(e) Borrower shall not modify the terms and provisions of the Standard Lease Form, other than in the ordinary course of business, nor shall Borrower give any consent (including, but not limited to, any consent to any assignment of, or subletting under, any Lease, except as expressly permitted thereby) or approval, required or permitted by such terms and provisions or cancel or terminate any Lease, without Administrative Agent’s prior written consent, other than in the ordinary course of business;

(f) Borrower shall not accept a surrender of any Lease or convey or transfer, or suffer or permit a conveyance or transfer, of the premises demised under any Lease or of any interest in any Lease so as to effect, directly or indirectly, proximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of, any tenant thereunder;

(g) Borrower shall not waive or excuse the obligation to pay Rents under any Lease;

(h) Borrower shall, at its sole cost and expense, appear in and defend any and all actions and proceedings arising under, relating to or in any manner connected with any Lease or the obligations, duties or liabilities of the lessor or any tenant or guarantor thereunder, and shall pay all reasonable costs and expenses of Administrative Agent, including court costs and reasonable attorneys’ fees, in any such action or proceeding in which Administrative Agent may appear;

(i) as may be done in accordance with Borrower’s existing leasing procedures and policies, Borrower shall enforce the observance and performance of each covenant, term, condition and agreement contained in each Lease to be observed and performed by the tenants and guarantors thereunder;

(j) Borrower shall not permit any of the Leases to become subordinate to any lien or liens other than liens securing the indebtedness secured hereby or liens for general real estate taxes not delinquent; and

(k) If any tenant under any Lease is or becomes the subject of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or any other federal, state or local statute which provides for the possible termination or rejection of the Leases assigned hereby, Borrower covenants and agrees that if any such Lease is so terminated or rejected, no settlement for damages shall be made without the prior written consent of Administrative Agent (not to be unreasonably withheld), and any check in payment of damages for termination or rejection of any such Lease will be made payable both to Borrower and Administrative Agent, and provided there then exists no Event of Default, shall be endorsed or otherwise transferred by Administrative Agent to Borrower.

8.26 Restrictions on Transfer.

(a) Prohibited Transfers. Borrower, without the prior written consent of Administrative Agent, shall not effect, suffer or permit any Prohibited Transfer. Except for Permitted Transfers and Permitted Encumbrances, any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”, in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise:

(i) The Mortgaged Property or any part thereof or interest therein, excepting only sales or other dispositions of Collateral (“Obsolete Collateral”) no longer useful in connection with the operation of the Mortgaged Property, provided that prior to the sale or other disposition thereof, such Obsolete Collateral has been replaced by Collateral of at least equal value and utility which is subject to the lien hereof with the same priority as with respect to the Obsolete Collateral;

(ii) Any shares of capital stock of a corporate Borrower, a corporation which is a general partner or managing member/manager in a partnership or limited liability company Borrower, or a corporation which is the owner of substantially all of the capital stock of any corporation described in this subsection (other than the shares of capital stock of a corporate trustee or a corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers’ Automated Quotation System);

(iii) All or any part of the managing member or manager interest, as the case may be, in a limited liability company Borrower or a limited liability company which is a general partner of a partnership Borrower;

(iv) All or any part of the general partner or joint venture interest, as the case may be, of a partnership Borrower or a partnership which is a manager of a limited liability company Borrower or the conversion of a partnership Borrower to a corporation or limited liability company; or

(v) If there shall be any change in control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, which directly or indirectly controls the day to day operations and management of Borrower or Guarantor and/or owns a controlling interest in Borrower or Guarantor.

(vi) in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise.

(b) Permitted Transfers. The conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute “Permitted Transfer”:

(i) to liens securing the Indebtedness; or

(ii) to the lien of current taxes and assessments not in default; or

(iii) to any transfers of the Property, or part thereof, or interest therein, or any beneficial interests, or shares of stock or partnership or joint venture interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives; or

(iv) to Leases permitted by the terms of the Loan Documents, if any; or

(v) the issuance, sale, conveyance, transfer, redemption or other disposition of any shares of common stock or preferred stock (the “REIT Shares”) in Strategic Storage Trust VI, Inc., a Maryland corporation, so long as such issuance, sale, conveyance, transfer or other disposition does not result in (A) a Borrower no longer being the owner of the Parcel owned by such Borrower, (B) Strategic Storage Trust VI, Inc., a Maryland corporation, no longer being the sole general partner of Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership (the “OP”), (C) the OP no longer being the sole member of Borrower, and (D) one Person or group of affiliated Persons acquiring more than 49% of the REIT Shares in one or a series of related transactions; or

(vi) the issuance, sale, conveyance, transfer, redemption or other disposition (each, an “OP Transfer”) of any limited partnership interests (the “OP Interests”) in the OP, so long as such issuance, sale, conveyance, transfer or other disposition does not result in (A) a Borrower no longer being the owner of the Parcel owned by such Borrower, (B) Strategic Storage Trust VI, Inc., a Maryland corporation no longer being the sole general partner of the OP, (C) the OP no longer being the sole member of Borrower, and (D) one Person or group of affiliated Persons acquiring more than 49% of the OP Interests in one or a series of related transactions; or

(vii) any SmartStop Transaction.

(c) SmartStop Transactions.

(i) The following transfers and assumptions shall not constitute a Prohibited Transfer and such transfers and assumptions shall be permitted hereunder and under the other Loan Documents subject to compliance with Section 8.26(c)(ii) below (each, a “SmartStop Transaction”):

A. Any change in Control in any of Borrower, Guarantor or Property Manager that results in such entity being Controlled by SmartStop REIT or any of its Controlled subsidiaries;

B. An assumption of the Loan by SmartStop REIT or any of its Controlled subsidiaries (“New Borrower”); or

C. Intentionally omitted.

(ii) Administrative Agent hereby consents to any SmartStop Transaction provided that:

A. Administrative Agent receives at least thirty (30) days prior written notice of such transfer;

B. Borrower shall provide Administrative Agent with such information as Administrative Agent shall reasonably request for Administrative Agent to conduct such “know your customer,” Patriot Act, OFAC and other searches as are necessary to satisfy internal organizational requirements regarding “know your customer” and similar requirements (to be applied on a non-discriminatory basis), as Administrative Agent shall require, and such SmartStop Transaction shall not be permitted if Administrative Agent in good faith determines that such SmartStop Transaction would result in noncompliance with any of the foregoing requirements;

C. No Event of Default has occurred and is continuing both at the time such notice is given and as of the closing date of such SmartStop Transaction;

D. The organizational documents of the New Borrower, Guarantor, Property Manager, and/or SmartStop REIT, as applicable, and their respective sponsor(s) or principal(s) shall be in form and substance reasonably satisfactory to Administrative Agent;

E. Borrower, New Borrower, Guarantor, Property Manager, and/or SmartStop REIT, as applicable, shall pay any and all reasonable out-of-pocket costs incurred by Administrative Agent in connection with the transfer (including, without limitation, Administrative Agent’s reasonable attorneys’ fees and disbursements and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes), it being acknowledged and agreed that Borrower shall have this obligation if the transaction is not consummated;

F. In connection with any assumption of the Loan, New Borrower shall assume all of the obligations of Borrower under the Note, each Security Instrument, this Agreement and the other Loan Documents by entering into an assumption agreement in form and substance reasonably satisfactory to Administrative Agent and delivering such legal opinions as Administrative Agent may reasonably require;

G. In connection with any assumption of the Loan, New Borrower shall deliver an endorsement to the existing Title Policy in form and substance reasonably acceptable to Administrative Agent insuring each Security Instrument as modified by the assumption agreement, as a valid first lien on the Property and naming New Borrower as owner of the Property, naming the then current holder of the Loan as the insured, bringing forward the date and time of the Title Policy to the date and time of the recording of the assumption agreement or a memorandum thereof, and addressing such other matters as Administrative Agent shall reasonably require, and which endorsement shall insure that as of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy;

H. Intentionally omitted.

I. Administrative Agent shall reasonably cooperate with Borrower, Guarantor, Property Manager, and SmartStop REIT, as applicable, in order to make reasonable and necessary amendments to the Loan Documents to effectuate such SmartStop Transaction; and

J. Intentionally omitted.

8.27 Post-Closing Actions. Borrower shall fulfill all of the obligations set forth on Exhibit F to this Agreement by the deadline for completion stated therein.

9. INSURANCE, CASUALTY AND CONDEMNATION.

9.1 Insurance Coverage. For so long as the Obligations are outstanding, Borrower shall continuously maintain insurance in accordance with the following provisions:

(a) At its own cost, Borrower shall obtain and maintain at all times during the term of the Loan the Policies required by Administrative Agent pursuant to Exhibit B attached hereto. Borrower shall provide Administrative Agent with evidence of all such insurance required hereunder.

(b) The Policies to be obtained and maintained by Borrower under the provisions of this Agreement shall be issued by responsible insurance carriers with an A.M. Best’s rating of no less than A/VII, licensed to do business in each state in which the Property is located, who are acceptable to Administrative Agent and shall be in such form and with such endorsements, waivers and deductibles (in no event to exceed $25,000.00 per occurrence) as Administrative Agent shall designate or approve. Without limitation on the foregoing:

(i) All Policies shall name Borrower as the insured. The Policies shall each list Administrative Agent as mortgagee, lender loss payable and as an additional insured (under a standard non‑contributing mortgagee protection clause, in form reasonably satisfactory to Administrative Agent, attached to such Policy or Policies whenever applicable, and providing, among other matters, that all Insurance Proceeds (as hereinafter defined) shall be paid to Administrative Agent). The liability insurance Policies shall list Administrative Agent as an additional insured.

(ii) All Policies shall contain: (1) the agreement of the insurer to give Administrative Agent at least thirty (30) days’ written notice prior to cancellation or expiration of or change in such Policies, or any of them; (2) a waiver of subrogation rights against Administrative Agent and, if available Borrower; (3) an agreement that such Policies are primary and non‑contributing with any insurance that may be carried by Administrative Agent; (4) a statement that the insurance shall not be invalidated should any insured waive, prior to a loss, any or all right of recovery against any party for loss accruing to the property described in the Policy;

and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained. As of the date hereof, and subject to any changes in such requirements which Administrative Agent may, in its discretion, make from time to time pursuant to its rights under this Section 9.1, each Policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non‑contributory mortgagee clause of similar form and substance acceptable to Administrative Agent in favor of Administrative Agent as a mortgagee.

(c) Concurrently herewith, Borrower shall deliver to Administrative Agent original Policies or certificates with premiums for the Policies (“Premiums”) prepaid evidencing the insurance required hereunder. Borrower shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrower shall deliver to Administrative Agent such original renewal Policies or certificates with Premiums prepaid at least thirty (30) days before the expiration of any existing Policy.

(d) Borrower may carry additional, separate insurance concurrent in kind or form or contributing upon loss, with any required insurance Policies, but only if the additional, separate insurance:

(i) does not violate any required insurance, or entitle the carrier to assert any defense or disclaim any primary coverage under any required insurance;

(ii) mutually benefits Borrower and Administrative Agent; and

(iii) otherwise complies with this Agreement.

(e) Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Administrative Agent or any of the Banks on any liability for: damages for injury to or death of persons; any loss or damage to property, including the property of any occupant of the Property; any loss or damage to buildings or other improvements comprising the Property; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrower, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the gross negligence or willful misconduct of Administrative Agent.

(f) Administrative Agent shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (i) the existence, non‑existence, form, amount or legal sufficiency thereof, (ii) the solvency or insolvency of any insurer, or (iii) the payment of losses. All insurance required hereunder or carried by Borrower shall be procured at Borrower’s sole cost and expense. Borrower shall deliver to Administrative Agent receipts satisfactory to Administrative Agent evidencing full prepayment of the Premiums therefor (for the periods and payments so covered by such payments). In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, the Property, all of Borrower’s interest in and to any and all Policies in force shall pass to Administrative Agent, or the transferee or purchaser as the case may be, and Administrative Agent is hereby irrevocably authorized to assign in Borrower’s name to such purchaser or transferee all such Policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(g) BORROWER IS HEREBY NOTIFIED PURSUANT TO THE ILLINOIS COLLATERAL PROTECTION ACT (815 ILCS 180/1 ET. SEQ.) THAT UNLESS BORROWER PROVIDES ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, ADMINISTRATIVE AGENT MAY PURCHASE THE REQUIRED INSURANCE AT BORROWER’S EXPENSE TO PROTECT ADMINISTRATIVE AGENT’S INTEREST IN THE PROPERTY. THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS. THE COVERAGE THAT ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE PROPERTY. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING ADMINISTRATIVE AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE PROPERTY, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST ON THE AMOUNT SO PAID BY ADMINISTRATIVE AGENT AT THE DEFAULT RATE UNTIL PAID TO ADMINISTRATIVE AGENT AND ANY OTHER CHARGES ADMINISTRATIVE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR THE EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE SHALL BE ADDED TO BORROWER’S TOTAL OUTSTANDING BALANCE OR OBLIGATION AND SHALL CONSTITUTE ADDITIONAL OBLIGATIONS. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

(h) Administrative Agent reserves the right to reasonably require additional insurance Policies not specifically addressed in this Agreement during the term of the Loan.

(i) The Policies set forth on Exhibit B shall be standard ISO coverage forms. Manuscripted coverage forms may be deemed acceptable following satisfactory review by Administrative Agent’s insurance advisors.

(j) Approval by Administrative Agent of any Policies shall not be deemed a representation by Administrative Agent as to the adequacy of coverage of such Policies or the solvency of the insurer.

9.2 Casualty Loss; Proceeds of Insurance.

(a) Borrower will give Administrative Agent prompt written notice of any loss or damage to the Property in excess of $50,000.00, or any part thereof, by fire or other casualty.

(b) In case of loss or damage covered by any one of the Policies in excess of $250,000.00 (the “Insurance Threshold”), Administrative Agent is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, but without requiring the consent of, Borrower; and Administrative Agent shall, and is hereby authorized to, collect and receipt for any and all proceeds payable under such Policies in connection with any such loss (collectively, the “Insurance Proceeds”). Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact for the purposes set forth in the preceding sentence. Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds the Insurance Threshold) directly to Administrative Agent alone, and (ii) of 100% of all such losses (if such loss is less than or equal to the Insurance Threshold) directly to Borrower alone, and in no case to Borrower and Administrative Agent jointly. All reasonable costs and expenses incurred by Administrative Agent in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be additional Obligations, and shall be reimbursed to Administrative Agent upon demand or may be paid and deducted by Administrative Agent from such Insurance Proceeds prior to any other application thereof. Administrative Agent shall not be responsible for any failure to collect any Insurance Proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Administrative Agent.

(c) Insurance Proceeds received by Administrative Agent under the provisions of this Agreement or any instrument supplemental hereto or any Policy or Policies covering any Improvements or any part thereof shall, subject to Section 9.2(d) below, be applied by Administrative Agent at its option as and for a prepayment on the Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for restoration of such Improvements (“Restoration”), in which event Administrative Agent shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Obligations evidenced by the Note; provided, however, that if Insurance Proceeds are applied by Administrative Agent to the Note, Borrower may, in its sole and absolute discretion, prepay the entire unpaid balance of the Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured). If Administrative Agent elects to permit the use of Insurance Proceeds to restore such Improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds and all such additional funds shall constitute part of the Obligations. If Administrative Agent elects to make the Insurance Proceeds available to Borrower for the purpose of effecting the Restoration, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Note, without a prepayment fee or premium. No interest shall be payable to Borrower upon Insurance Proceeds held by Administrative Agent.

(d) Notwithstanding the provisions of Section 9.2(c) above, Administrative Agent agrees to allow the Insurance Proceeds to be disbursed for Restoration provided: (i) no Default has occurred and is continuing and no Event of Default shall have occurred; (ii) Administrative Agent shall be satisfied in its sole and absolute discretion, that by expenditure of the Insurance Proceeds hereunder the Property damaged or destroyed shall be fully restored within a reasonable period of time to the condition and value contemplated by this Agreement and the Restoration Plans (as hereinafter defined), and all payments required under the Loan will continue to be paid as and when the same become due and payable; (iii) in Administrative Agent’s good faith judgment, such work of repair and Restoration can be completed in the ordinary course of business not later than the earlier of (A) six (6) months prior to the Maturity Date; (B) the outside date, if any, under any Lease or under any federal, state, county, municipal or other governmental statute, law, rule, order, regulation, ordinance, judgment, decree or injunction or any Permit, license, covenant, agreement, restoration or encumbrance; (iv) intentionally omitted; (v) intentionally omitted; (vi) if the costs for the Restoration exceed $250,000.00, Administrative Agent shall have reviewed and approved Borrower’s plans and specifications for the repair and Restoration of the Property (collectively, the “Restoration Plans”), Borrower’s architect and any general contractors, subcontractors and material suppliers employed to perform such work; (vii) if so required by Administrative Agent in its sole and absolute discretion, all general contractors, and material suppliers shall have supplied 100% performance and completion bonds; (viii) if the Net Insurance Proceeds (as hereinafter defined) available are insufficient for payment of the full cost of Restoration or repair and the payments under the Loan during the completion period, as estimated by Administrative Agent, then Borrower shall have deposited with Administrative Agent sufficient additional funds to insure payment of all such costs, or made arrangements acceptable to Administrative Agent for such sufficient additional funds; (ix) rent loss or business interruption insurance is available to cover the full amount of any loss of income from the Property during its repair and Restoration; (x) Borrower shall provide evidence of the implementation of builder’s risk coverage for the Property with coverage and in such amounts as Administrative Agent shall request and which otherwise complies with the insurance requirements set forth in Section 9.1 hereof; and (xi) Borrower shall have satisfied such other conditions as Administrative Agent may in good faith determine to be appropriate.

(e) So long as any Obligations shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the Property as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration Plans and in compliance with all legal requirements and if applicable, the requirements of all Leases. Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by Administrative Agent in accordance with Section 9.4 hereof. Borrower shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

9.3 Condemnation and Eminent Domain.

(a) Any and all awards (the “Awards”) in excess of $250,000.00 heretofore or hereafter made or to be made to Borrower (or any subsequent owner of the Property, or any part thereof) by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Property (including any award from the United States government at any time after the allowance of a claim therefor, the ascertainment of the amount thereto, and the issuance of a warrant for payment thereof), are hereby assigned by Borrower to Administrative Agent, which Awards Administrative Agent is hereby authorized to collect and receive from the condemnation authorities, and Administrative Agent is hereby authorized to appear in and prosecute, in the name of and on behalf of Borrower, any action or proceeding to enforce any such cause of action in which an award in excess of $250,000.00 is sought and to make any compromise or settlement in connection therewith and to give appropriate receipts and acquittance therefor in the name and in behalf of Borrower. Borrower shall give Administrative Agent immediate notice of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting all or any part of the Property and shall deliver to Administrative Agent copies of any and all papers served in connection with any such proceedings. All reasonable costs and expenses incurred by Administrative Agent in the adjustment and collection of any such Awards (including without limitation reasonable attorneys’ fees and expenses) shall be additional Obligations, and shall be reimbursed with interest thereon to Administrative Agent from any Award prior to any other application thereof. Borrower further agrees to make, execute and deliver to Administrative Agent, at any time upon request, free, clear, and discharged of any encumbrance of any kind whatsoever (other than Permitted Encumbrances), any and all further assignments and other instruments deemed necessary by Administrative Agent for the purpose of validly and sufficiently assigning all Awards in excess of $250,000.00 and other compensation heretofore and hereafter made to Borrower for any permanent taking, under any such proceeding.

(b) The proceeds of any Award received by Administrative Agent under the provisions of this Agreement or any instrument supplemental hereto shall be, subject to Section 9.3(c) below, applied by Administrative Agent at its option as and for a prepayment of the Obligations, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for Restoration of the Property or any portion thereof, in which event Administrative Agent shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Obligations; provided, however, that if any Award is applied by Administrative Agent to the Obligations, Borrower may, in its sole and absolute discretion, prepay the entire unpaid balance of the Obligations, without a prepayment fee (whether or not the same is then due or otherwise adequately secured). If Administrative Agent elects to permit the use of the proceeds of an Award to restore the Property or any portion thereof, it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Obligations. If Administrative Agent elects to make the proceeds of an Award available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such Improvements, any excess of such proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment of the Obligations, without a prepayment fee or premium. No interest shall be payable to Borrower upon such proceeds held by Administrative Agent.

(c) Notwithstanding the provisions of Section 9.3(b) above, Administrative Agent agrees to allow the Award to be disbursed for Restoration provided: (i) all conditions to the use of casualty proceeds under Section 9.2(d) have been satisfied, and (ii) the condemnation, in the judgment of Administrative Agent, shall have no material adverse effect on the operation or value of the Property remaining after the condemnation is completed, and (iii) Borrower shall have satisfied such other conditions as Administrative Agent may in good faith determine to be appropriate.

(d) So long as any Obligations shall be outstanding and unpaid, and whether or not Awards are available or sufficient therefor, Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence the Restoration of the portion of the Property not so taken as nearly as possible to the same value, condition and character, which existed immediately prior to such taking in compliance with all legal requirements. Any Restoration of the Property involving costs in excess of $250,000.00 shall be effected in accordance with Restoration Plans to be first submitted to and approved by Administrative Agent as provided in Section 9.4(c) hereof. Borrower shall pay all costs of such Restoration to the extent the Award is not made available or is insufficient.

9.4 Disbursement of Insurance Proceeds and Awards.

(a) All Insurance Proceeds and/or Awards received by Administrative Agent as provided in Section 9.2 or Section 9.3 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by Administrative Agent in the adjustment and collection thereof (collectively, the “Net Insurance Proceeds”), shall be deposited with Administrative Agent, or such other depositary as may be designated by Administrative Agent, and applied as provided in this Section.

(b) All Net Insurance Proceeds that are not applied to the payment of the Obligations shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Property as required under Section 9.2 or Section 9.3 hereof and such Net Insurance Proceeds shall be disbursed through the title company which has insured the lien of the applicable Security Instrument to complete the Restoration; provided that Administrative Agent shall receive the following:

(i) Restoration Plans (unless the costs involved in such Restoration shall not exceed $250,000.00), which shall be subject to the reasonable approval of Administrative Agent prior to the commencement of the Restoration.

(ii) Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, payment and performance bonds (if applicable), title insurance endorsements, plats of survey, opinions of counsel and such other evidences of cost, payment and performance as Administrative Agent may reasonably require and approve.

(c) If Borrower shall fail to commence Restoration within thirty (30) days after the settlement of the claim involving loss or damage to the Property, and diligently proceed to complete Restoration in accordance with the Restoration Plans and all Applicable Laws, or if any other Event of Default shall occur hereunder at any time (whether before or after the commencement of such Restoration), all or any portion of the Obligations may be declared to be immediately due and payable and such Net Insurance Proceeds, or any portion thereof, then held, or subsequently received, by Administrative Agent or other depositary hereunder may be applied, at the option and in the sole discretion of Administrative Agent, to the payment or prepayment of the Obligations in whole or in part, or to the payment and performance of such obligations of Borrower as may then be in default hereunder.

(d) Any surplus which may remain out of such Net Insurance Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Obligations, without the payment of a prepayment fee or prepayment premium.

10. DEFAULTS AND REMEDIES.

10.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a) Borrower fails to pay (i) any scheduled installment of principal or interest payable pursuant to the terms of the Note within five (5) days of the date when due, (ii)

any final payment of all principal, interest, late fees and other costs due at maturity of the Loan, whether the Loan is due because of a Maturity Date or due as the result of any acceleration of maturity pursuant to the terms of this Agreement, or (iii) any other amount payable to Administrative Agent under the Note, this Agreement, each Security Instrument or any of the other Loan Documents within five (5) days after written notice from Administrative Agent; or, if another period is specified in any such Loan Document, the period specified therein; or

(b) Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement, each Security Instrument or any of the other Loan Documents and not specifically described in this Section 10.1 or in the Default section of any other Loan Document for ten (10) days after notice from Administrative Agent; provided, however, that if such failure by its nature can be cured, then so long as the continued operation, safety and value of the Property, and the priority, validity and enforceability of the liens created by each Security Instrument or any of the other Loan Documents, are not impaired, threatened or jeopardized, then Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period; provided further that if such failure by its nature can be cured but cannot be cured by the payment of money and Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate; or

(c) The existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Administrative Agent by Borrower or any Guarantor; or

(d) Borrower, Member or any Guarantor is dissolved, liquidated or terminated, or all or substantially all of the assets of Borrower, Manager or any Guarantor are sold or otherwise transferred without Administrative Agent’s prior written consent; or

(e) Borrower, Member or Guarantor is the subject of an order for relief by a bankruptcy court, or is unable or admits its inability (whether through repudiation or otherwise) to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower, Member or Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower, Manager or any Guarantor, as the case may be, and the appointment continues undischarged or unstayed for sixty (60) days; or Borrower, Member or any Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of Indebtedness, dissolution, custodianship, conservatorship, liquidation, construction or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of Borrower, Member or any Guarantor, as the case may be, and continues undismissed or unstayed for sixty (60) days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against any property of

Borrower, Member or any Guarantor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f) Any Guaranty is repudiated, revoked or terminated in whole or in part without Administrative Agent’s prior written consent; or any Guarantor claims that his, her or its Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding; or

(g) Any Guarantor dies, unless, within sixty (60) days after such Guarantor’s death, the estate of the deceased Guarantor or another substitute guarantor approved by Administrative Agent in Administrative Agent’s sole discretion shall have assumed all of such Guarantor’s obligations under such Guarantor’s Guaranty pursuant to a written assumption agreement duly authorized, executed and delivered by such assuming guarantor to Administrative Agent and otherwise in form and substance acceptable to Administrative Agent; or

(h) The occurrence of a Prohibited Transfer (as defined in any Security Instrument);

(i) At Administrative Agent’s option in its sole and absolute discretion, the institution of foreclosure proceedings that are not dismissed within thirty (30) days with respect to any mechanic’s lien or any other lien secured by an interest in the Property;

(j) The withdrawal, removal or substitution of the Manager; or

(k) Borrower is enjoined or otherwise prohibited by any Governmental Authority from occupying and operating the Property and such injunction or prohibition continues unstayed for thirty (30) days or more for any reason; or

(l) Any material provision of this Agreement or the other Loan Documents shall at any time for any reason cease to be valid and binding on Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Authority, or Borrower shall deny that it has any or further liability or obligation under this Agreement or any of the other Loan Documents; or

(m) Any default by Borrower or any Guarantor in any payment of principal or interest due and owing upon any other Indebtedness of Borrower for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or

(n) Any Guarantor fails to perform any obligation (following any applicable notice and cure period) required to be performed by Guarantor under the Guaranty; or

(o) Intentionally omitted; or

(p) Intentionally omitted; or

(q) The existence of any fraud, dishonesty or bad faith by or with the acquiescence of Borrower or any Guarantor which in any way materially affects the Loan or the Property; or

(r) The occurrence of any event specifically identified as an Event of Default in any other section of this Agreement or in any other Loan Document; or

(s) Borrower or any Guarantor shall have a judgment entered against it, him or her in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) as to Borrower and One Million Dollars ($1,000,000.00) as to any Guarantor in any civil, administrative or other proceeding, which judgment is not fully covered by insurance, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(t) The occurrence of an uncured default under any Swap Agreement; or

(u) Intentionally omitted; or

(v) The failure to deliver any of the financial statements or Guarantor Compliance Certificates when due pursuant to Section 8.5 of this Agreement and such failure continues for five (5) Business Days after notice to Borrower from Administrative Agent; or

(w) The occurrence of a default under Sections 9.1(a) or 9.1(b) provided, however, that Borrower shall be given written notice from Administrative Agent and an opportunity to cure any such default within five (5) days after delivery of such notice so long as there has been no lapse in any insurance coverage required under Sections 9.1(a) and 9.1(b); or

(x) Intentionally omitted; or

(y) The occurrence of any event identified as an “Event of Default” under that certain Syndicated Term Loan Agreement dated November 30, 2021 between certain Affiliates of Borrower and Huntington, as amended, executed in connection with that certain $50,000,000.00 syndicated term loan to certain Affiliates of Borrower and guaranteed in part by Guarantor.

10.2 Remedies Upon Default. Upon the occurrence of any Event of Default, Administrative Agent shall take such action or actions as Administrative Agent may direct, at Administrative Agent’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a) Terminate any obligation or responsibility on the part of the Banks to make further advances of Loan Proceeds or of any other amounts held by Administrative Agent and constituting security for the Obligations pursuant to this Agreement or any other Loan Document;

(b) Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 10.1(e) such principal and interest shall become immediately due automatically; and/or

(c) Exercise any of its rights under the Loan Documents and any rights provided by Applicable Laws, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Administrative Agent elects in its absolute discretion.

10.3 Cumulative Remedies, No Waiver. Administrative Agent’s rights and remedies under the Loan Documents are cumulative and in addition to all rights and remedies provided by Applicable Laws from time to time. The exercise or direction to exercise by Administrative Agent of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Administrative Agent in the exercise of any other right or remedy. No waiver of any default shall be implied from any omission by Administrative Agent to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any provision of any Loan Document shall be construed as a waiver of any subsequent breach of the same provision. The consent by Administrative Agent to any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Administrative Agent’s consent to or approval of any subsequent act. Administrative Agent’s acceptance of the late performance of any obligation shall not constitute a waiver by Administrative Agent of the right to require prompt performance of all further obligations; Administrative Agent’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Administrative Agent’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Administrative Agent’s acceptance of any partial performance shall not constitute a waiver by Administrative Agent of any rights relating to the unfulfilled portion of the applicable obligation.

11. AGENCY.

11.1 Authorization and Action. Each Bank hereby appoints and authorizes Administrative Agent to take such action as contractual representative on such Bank’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Bank authorizes and directs Administrative Agent to enter into the Loan Documents for the benefit of the Banks. Each Bank hereby agrees that, except as otherwise set forth herein, any action taken by Administrative Agent in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks. Nothing herein (including the use of the term “Administrative Agent”) shall be construed to deem Administrative Agent a trustee or fiduciary for any Bank nor to impose on Administrative Agent duties or obligations other than those expressly provided for herein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Loan), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks (if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all of the Banks and all holders of the Loan; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action that exposes Administrative Agent to personal liability or that is contrary to this Agreement or any other Loan Document or Applicable Laws. Borrower may rely on written amendments or waivers executed by Administrative Agent or acts taken by Administrative Agent as being authorized by the Banks, as applicable, to the extent Administrative Agent does not advise Borrower that it has not obtained such authorization from the Banks.

11.2 Administrative Agent’s Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank or any other Person and shall not be responsible to any Bank or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other persons or entities or inspect the property, books or records of Borrower or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any lien in favor of Administrative Agent on behalf of the Banks in any such collateral; and (f) shall incur no liability to any Bank under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

11.3 Notice of Defaults.

(a) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Banks, unless Administrative Agent has received notice from a Bank or Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Bank (excluding Bank which is also serving as Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to Administrative Agent such a “notice of default.” Further, if Administrative Agent receives such a “notice of default”, Administrative Agent shall give prompt notice thereof to the Banks but in any event within ten (10) Business Days after receipt of such “notice of default”.

(b) Within ten (10) Business Days of delivery of such notice of default from Administrative Agent to the Banks (or such shorter period of time as Administrative Agent determines is necessary), in the event Administrative Agent wishes to take any action, Administrative Agent and the Banks shall consult with each other to determine a proposed course of action. Administrative Agent shall take such action with respect to such Event of Default as shall be directed by the Required Banks; provided that (1) if the Required Banks do not agree on a course of action within such ten (10) Business Days, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action including decisions (A) to make protective advances that Administrative Agent determines are necessary to protect or maintain the Property or the liens of the Loan Documents and (B) to foreclose on the Property (or exercise any other remedy), with respect to such Event of Default as it shall deem advisable in the interest of the Banks, and (2) no actions approved by the Required Banks shall violate the Loan Documents or any Applicable Laws.

(c) All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Note or incurred in connection with the Loan, the enforcement thereof or the realization of the security therefor, shall be borne by the Banks in accordance with their respective Pro Rata Shares. The Banks shall promptly, upon request, remit to Administrative Agent their respective Pro Rata Shares of (A) any expenses incurred by Administrative Agent in connection with any Default or Event of Default to the extent any expenses have not been paid by Borrower, (B) any protective advances whether or not the amount necessary to be advanced for such purposes exceeds the amount of the respective Commitment of the Banks, and (C) any other expenses incurred in connection with the enforcement of the Loan Documents. To the extent any such advances are recovered in connection with the enforcement of any Security Instrument or the other Loan Documents, each Bank shall be paid its Pro Rata Share of such recovery.

11.4 Huntington, as a Bank. Huntington and its Affiliates may make loans to, issue Letters of Credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and Affiliates as though Huntington were not Administrative Agent hereunder and without notice to or consent of any Bank. Each Bank acknowledges that, pursuant to such activities, Huntington or its Affiliates may receive information regarding an Obligor or an Affiliate of any Obligor (including information that may be subject to confidentiality obligations in favor of an Obligor or an Affiliate of an Obligor) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Huntington and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though Huntington were not Administrative Agent, and the terms “Bank” and “Banks” include Huntington and its Affiliates, to the extent applicable, in their individual capacities.

11.5 Approvals of the Banks. All Communications from Administrative Agent to any Bank requesting such Bank’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Bank, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Bank where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under this Agreement or the Loan Documents) of receipt of such Communication. Unless a Bank shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Bank shall be deemed to have conclusively approved of or consented to such recommendation or determination.

11.6 Bank Credit Decision, Etc. Each Bank acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Obligors, shall be deemed to constitute any representation or warranty by Administrative Agent to any Bank as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Bank represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Obligor which may come into the possession of Administrative Agent.

11.7 Indemnification of Administrative Agent by the Banks. Whether or not the transactions contemplated hereby are consummated, each Bank shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Obligors and without limiting the obligation of the Obligors to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the direction of the Required Banks (or all of the Banks as applicable) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including attorneys’ fees and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, legal advice in respect of rights or responsibilities under, or diligence relating to this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Obligors. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Note, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

11.8 Successor Administrative Agent. Administrative Agent may resign at any time as Administrative Agent under this Agreement and the Loan Documents by giving written notice thereof to the Banks and Borrower. Upon any such resignation, Administrative Agent shall have the right to appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation, then the Required Banks may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $5,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the Loan Documents as Administrative Agent. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section and all provisions of this Agreement relating to the Loan shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the Loan Documents. Upon any change in Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to this Agreement and the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent.

11.9 Other Loans by the Banks to Borrower. The Banks agree that one or more of them may now or hereafter have other loans to Borrower or one or more Affiliates of Borrower which are not subject to this Agreement and which may be guaranteed by Guarantor. The Banks agree that the Banks(s) which may have such other loan(s) to Borrower and such Affiliates may collect payments on such loan(s), including from Guarantor and may secure such loan(s) (so long as such loan does not itself expressly violate this Agreement). Further, the Banks agree that the Bank(s) which may have such other loan(s) to Borrower and such Affiliates shall have no obligation to attempt to collect payments under the Loan in preference and priority over the collection and/or enforcement of such other loan(s).

11.10 Request for Administrative Agent Action. Administrative Agent and the Banks acknowledge that in the ordinary course of business of Borrower, (a) the Property may be subject to a condemnation or eminent domain proceeding (a “Taking”), (b) Borrower may desire to enter into easements or other agreements affecting the Property, or (c) take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of Administrative Agent. In connection with the foregoing, the Banks hereby expressly authorize Administrative Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting the Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrower’s business.

11.11 Waiver; Amendments. No delay on the part of Administrative Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing, signed by Administrative Agent and Borrower, and unless reserved to Administrative Agent herein, acknowledged by the Banks having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Bank without the written consent of such Bank, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Bank directly affected thereby, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Bank directly affected thereby (except for periodic adjustments of the Interest Rate and fees resulting from a change in SOFR as provided for in this Agreement and other than the rescission of the implementation of the Default Rate of interest and/or fees by Required Banks as provided for in this Agreement), (iv) release any collateral for the Loan except as expressly provided for herein, (v) increase any Bank’s Pro Rata Share unless consented to by such Bank, (vi) decrease any Bank’s Pro Rata Share except in connection with a permitted assignment pursuant to Section 11.14(c) hereof, (vii) release any party from its obligations under the Loan Documents or all or any substantial part of the Property or Personal Property granted under the Loan Documents, except as expressly provided herein, (viii) change the definition of Required Banks, (ix) change any provision of this Section 11.11, (x) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, or (xi) amend the definition of Eligible Assignee to permit Borrower, Guarantor, or any Affiliate of either Borrower or Guarantor to become a lender, without, in each case, the written consent of all of the Banks. No provision of Section 11 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent. Further, no amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Banks required hereinabove in subsection (i) to take such action shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

11.12 Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

11.13 Restrictions on Actions by the Banks. Each Bank agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Bank to an Obligor or any deposit accounts of any Obligor now or hereafter maintained with such Bank. Each of the Banks further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Property or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Obligors or any third party with respect to the Obligations or the Property may only be taken by Administrative Agent (at the direction of the Required Banks or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

11.14 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Any Bank may at any time grant to one or more banks or other financial institutions (each a “Participant”), but not to any Obligor or the Affiliate of an Obligor, participating interests in its Commitment or the obligations owing to such Bank; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, (ii) no Bank may grant a participating interest in its Commitment, or if any of the Commitments have been terminated, the aggregate Principal Balance of the Note held by it, in an amount less than $5,000,000 or integral multiples of $1,000,000 in excess thereof, and (iii) after giving effect to any such participation by a Bank, the amount of its Commitment, or if any of the Commitments have been terminated, the aggregate Principal Balance of the Note held by it, in which it has not granted any participating interests must be equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Except as expressly agreed to by Administrative Agent, any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement as provided herein. An assignment or other transfer which is not permitted by Section 11.14(c) hereof shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). The selling Bank shall notify Administrative Agent and Borrower of the sale of any participation hereunder and, if requested by Administrative Agent, certify to Administrative Agent that such participation is permitted hereunder. However, any Bank that sells any participating interest in its Commitment shall maintain its own register in which it will enter the name and address of each participant and the principal amount of each participant’s interest in Bank’s Commitment. For the avoidance of doubt, Administrative Agent shall have no responsibility for maintaining any records relating to any participant’s interest or any other obligations to any participant pursuant to this Agreement.

(c) Any Bank may with the prior written consent of Administrative Agent assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its Commitment and its other rights and obligations under this Agreement and the Note and the other Loan Documents; provided, however, (a) no such consent by Administrative Agent shall be required in the case of any assignment by a Bank to any Federal Reserve Bank; (b) any partial assignment of a Commitment shall be in an amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof and after giving effect to such partial assignment the assigning Bank retains a portion of the Commitment so assigned, or if any of the Commitments have been terminated, holds Note having an aggregate Principal Balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof (provided, however, the conditions set forth in this subsection (b) shall not apply to any full assignment by any Bank of its Commitment); (c) each such assignment shall be effected by means of an Assignment and Acceptance Agreement and (d) no assignment may be made to any Obligor or any Affiliate of any Obligor. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be deemed to be a Bank under this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that the new Note is issued to the Assignee and such transferor Bank, as appropriate. In connection with any such assignment, the transferor Bank shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $5,000. Borrower shall not be responsible for any other fees and/or costs associated with such assignment.

(d) Administrative Agent shall maintain at its lending office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and register for the recordation of the names and addresses of the Banks and the Commitment of each Bank from time to time (the “Register”). The information available to the Banks shall include (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Bank made hereunder and (iii) the amount of any sum received by Administrative Agent from Borrower and each Banks’ share thereof. Administrative Agent shall give each Bank and Borrower notice of the assignment by any Bank of its rights as contemplated by this Section. Borrower, Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice to Administrative Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank, together with each Note subject to such assignment, Administrative Agent shall, (i) if such Assignment and Acceptance Agreement has been completed and if Administrative Agent receives the processing and recording fee described in subsection (c) above, accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

(e) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Bank may assign and pledge all or any portion of the Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and the Loan and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Bank from its obligations hereunder.

(f) A Bank may furnish any information concerning Borrower, any other Obligor or any of their respective Affiliates in the possession of such Bank from time to time to Assignees and Participants (including prospective Assignees and Participants).

(g) Anything in this Section to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to Borrower, any other Obligor hereunder or any of their respective Affiliates.

(h) Each Bank agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

11.15 Bankruptcy. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and Administrative Agent and their respective agents and counsel and all other amounts due the Banks and Administrative Agent under Sections 3.3, 12.2 and 12.3) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.3, 12.2 and 12.3.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

11.16 Post Foreclosure Plans.

(a) If all or any portion of the collateral for the Loan is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations under the Loan Documents, the title to any such collateral, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or Affiliate of Administrative Agent, as agent, for the ratable benefit of the Banks in accordance with their respective Pro Rata Shares. Administrative Agent and the Banks hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent may appoint and retain one or more persons or entities experienced in the management, leasing, sale and/or dispositions of similar properties. After consulting with such person(s) or entity(ies), if any, Administrative Agent shall prepare a recommended course of action for such collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of Required Banks. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such collateral, and the collecting of rents and other sums from such collateral and paying the expenses of such collateral. Actions taken by Administrative Agent with respect to the collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of Required Banks by way of supplement to such Post-Foreclosure Plan.

(b) Upon demand therefor from time to time, each Bank will, within ten (10) Business Days after request, contribute its Pro Rata Share of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such collateral. In addition, Administrative Agent shall render or cause to be rendered to each Bank, on a monthly basis, an income and expense statement for such collateral, and each Bank shall promptly contribute its Pro Rata Share of any operating loss for such collateral, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such collateral, Required Banks shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Banks. All such distributions shall be made to the Banks in accordance with their respective Pro Rata Shares.

(c) The Banks acknowledge and agree that if title to any collateral is obtained by Administrative Agent or its nominee, such collateral will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell such collateral, at such price and upon such terms and conditions as Required Banks reasonably shall determine to be most advantageous to the Banks. Any purchase-money mortgage taken in connection with the disposition of such collateral in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Banks, as the beneficiary or mortgagee. In such case, Administrative Agent and the Banks shall enter into an agreement with respect to such purchase-money mortgage defining the rights of the Banks in the same Pro Rata Shares as provided under this Agreement, which agreement shall be in all material respects similar to this Section insofar as the same is appropriate or applicable.

11.17 Lack of Consent. Except for acts allowed in Section 11.3(b), in any case where consent from the Required Banks or the unanimous consent of the Banks is required, but not obtained, Administrative Agent shall not take the action that was not approved.

11.18 Electronic Communications.

(a) Each Obligor agrees that Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system (an “Electronic System”).

(b) Any Electronic System used by Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Obligors, any Bank, or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Obligor’s or Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any

Loan Document or the transactions contemplated therein which is distributed by Administrative Agent, any Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

12. MISCELLANEOUS.

12.1 Nonliability. Borrower acknowledges and agrees that:

(a) notwithstanding any other provision of any Loan Document: (i) Administrative Agent is not and shall be deemed a partner, joint venturer, alter‑ego, manager, controlling person or other business associate or participant of any kind of Borrower and Administrative Agent does not intend to ever assume any such status; (ii) Administrative Agent does not intend to ever assume any responsibility to any Person for the quality or safety of the Property, and (iii) Administrative Agent shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(b) Administrative Agent shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any construction on, or development, occupancy, ownership, management, operation, possession, condition or use of, the Property (except to the extent solely caused by Administrative Agent’s or any Bank’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from: (i) any defect in any Improvements; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Property or any fire or other casualty or hazard thereon; and

(c) By accepting or approving anything required to be performed or given to Administrative Agent under the Loan Documents, including any certificate, financial statement, Survey, Appraisal or insurance policy, Administrative Agent shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Administrative Agent to anyone.

12.2 Indemnification of Administrative Agent and the Banks.

(a) To the fullest extent permitted by law, Borrower agrees to indemnify, hold harmless and defend Administrative Agent and the Banks, and each of their respective officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

(i) (A) the making of the Loan; (B) a claim, demand or cause of action that any Person has or asserts against Borrower, Member or any Guarantor; (C) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (D) any act or omission of Borrower, any of their respective agents, employees, licensees, contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Loan or the Property; (E) the construction, development, ownership, occupancy, management, operation, possession, condition or use of the Property; (F) the Loan Documents, or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by Borrower to Administrative Agent hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of the Property;

(ii) any act or omission of Borrower or any of its agents, contractors, servants, employees or licensees in connection with the Loan or the Property, the operation of the Property, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of , and

(iii) any violation of any environmental law, rule or regulation by Borrower with respect to, or the release of any toxic substance from, the Property or any part thereof,

in the case of the foregoing indemnification of Administrative Agent and the Banks or any of the other Indemnified Parties, to the extent such damages are not caused by the gross negligence or willful misconduct of such Indemnified Party; and provided that this Section is not intended to give rise to a right of Administrative Agent to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and Borrower shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of Borrower if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b) Notwithstanding any transfer of the Property to another owner in accordance with the provisions of this Agreement, Borrower shall remain obligated to indemnify each Indemnified Party pursuant to this Section if such subsequent owner fails to indemnify any party entitled to be indemnified hereunder, unless such Indemnified Party has consented to such transfer and to the assignment of the rights and obligations of Borrower hereunder.

(c) The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan. The provisions of this Section shall survive the termination of this Agreement.

12.3 Reimbursement of Administrative Agent. Borrower shall reimburse Administrative Agent for all Loan Expenses immediately upon written demand. Such reimbursement obligations shall bear interest following written demand at the Default Rate until paid, and shall be secured by the Loan Documents. Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Loan Documents.

12.4 Obligations Unconditional and Independent. Notwithstanding the existence at any time of any obligation or liability of Administrative Agent or the Banks to Borrower, or any other claim by Borrower against Administrative Agent or any of the Banks in connection with the Loan or otherwise, Borrower hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against Borrower’s obligations under the Loan Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by Borrower of any of its obligations under the Loan Documents.

12.5 Notices. Any notices, communications and waivers under this Agreement or under the Note shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To Administrative Agent:	The Huntington National Bank 2655 Warrenville Road, Suite 100 Downers Grove, IL 60515 Attn: Mikal Christopherson

With a copy to:	Polsinelli PC 1401 Lawrence Street, Suite 2300 Denver, CO 80202 Attn: Michael Strand

To Borrower:	SST VI 1723 Woodbourne Rd, LLC SST VI 401 Bellevue Rd, LLC SST VI 4836 SE Powell Blvd, LLC 10 Terrace Road Ladera Ranch, CA 92694 Attn: H. Michael Schwartz

With a copy to:	Flynn Law Offices, P.C. 1133 Airline Drive, Suite 2201 Grapevine, TX 76051 Attn: Scott Flynn

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

12.6 Survival of Representations and Warranties. All representations and warranties of Borrower and Guarantor in the Loan Documents shall survive the making of the Loan and have been or will be relied on by Administrative Agent and the Banks notwithstanding any investigation made by Administrative Agent or Administrative Agent, as the case may be.

12.7 No Third Parties Benefited. This Agreement is made for the purpose of setting forth rights and obligations of Borrower and the Banks and Administrative Agent, and no other Person shall have any rights hereunder or by reason hereof.

12.8 Binding Effect, Assignment of Obligations. This Agreement shall bind, and shall inure to the benefit of, Borrower, the Banks, and Administrative Agent and their respective successors and assigns. Borrower shall not assign any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s absolute discretion. Any such assignment without such consent shall be void.

12.9 Counterparts. Any Loan Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

12.10 Prior Agreements; Amendments; Consents. This Agreement (together with the other Loan Documents) contains the entire agreement among Administrative Agent, the Banks and Borrower with respect to the Loan, and all prior negotiations, understandings and agreements (including, but not limited to, any commitment letter issued by Administrative Agent to Borrower) are superseded by this Agreement and such other Loan Documents. No modification of any Loan Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Administrative Agent shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party. Consents and approvals to be obtained from Administrative Agent shall be in writing.

12.11 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to the conflicts of laws principles thereof; provided that if Administrative Agent has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Administrative Agent.

12.12 Severability of Provisions. No provision of any Loan Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Loan Documents are hereby declared to be severable.

12.13 Headings. Article and section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

12.14 Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

12.15 Time of the Essence. Time is of the essence of all of the Loan Documents.

12.16 Participations, Pledges and Syndication and Securitization.

(a) Any Bank may transfer, assign, sell and/or grant participations in their interest(s) in the Loan at any time, in whole and in part, subject to the provisions of Section 11.14 and may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to Borrower, Member, any Guarantor, and the Loan or any of them that any such Bank deems advisable in connection therewith. Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee, purchaser or participant and the directors, officers, agents and employees of any transferee, assignee, purchaser or participant. Borrower, its Member and any Guarantor or any of his, her, its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participate under any circumstances without the prior, written consent of Administrative Agent which may be withheld in its sole and absolute discretion.

(b) In the event of any such transfer, assignment, sale or participation, the Banks and the parties to any such transactions shall share in the rights and obligations of the Banks as set forth in the Loan Documents only as and to the extent they agree among, themselves. In connection with any such transfer, assignment, sale or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each transferee, assignee, purchaser, or participant, and upon written request by Administrative Agent, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such transfer, assignment, sale or participation, as the case may be.

12.17 Rights to Share Information. Administrative Agent shall have the right to discuss the affairs of Borrower with any Guarantor and/or other third parties and to discuss the course of lease-up, operation and management of the Property, the financial condition of Borrower, any Guarantor and the Property, and to disclose any non-confidential information received by Administrative Agent regarding Borrower, Guarantor, the Property or any Member of Borrower with Guarantor and/or other third parties, singularly or together, as Administrative Agent may choose in its sole and absolute discretion.

12.18 Pledge to Federal Reserve. Anything in this Agreement to the contrary notwithstanding, without notice to or consent of any party or the need to comply with any of the formal or procedural requirements of this Agreement, Administrative Agent, the Banks, and/or any transferee, assignee, purchaser or participant may (to the fullest extent permitted under Applicable Laws) at any time and from time to time pledge and assign any or all of its right, title and interest in, to and under all or any of the Loan or the Loan Documents to a Federal Reserve Bank.

12.19 Guaranties Unsecured. The Loan Documents shall secure Borrower’s obligations under the Loan Documents. Notwithstanding the fact that the Loan Documents may now or hereafter include one or more Guaranties and/or other documents creating obligations of Persons other than Borrower, and notwithstanding the fact that any Loan Document may now or hereafter contain general language to the effect that it secures “the Loan Documents,” no Loan Document shall secure any Guaranty, or any other obligation of any Person other than Borrower, unless such Loan Document specifically describes such Guaranty or other obligation as being secured thereby.

12.20 JURY WAIVER. BORROWER, THE BANKS AND ADMINISTRATIVE AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER, THE BANKS AND ADMINISTRATIVE AGENT ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER, THE BANKS AND/OR ADMINISTRATIVE AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

12.21 JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE NOTE SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, OR, IF ADMINISTRATIVE AGENT INITIATES SUCH ACTION, ANY COURT IN WHICH ADMINISTRATIVE AGENT SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY ADMINISTRATIVE AGENT IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO ADMINISTRATIVE AGENT AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS AGREEMENT. BORROWER WAIVES ANY CLAIM THAT COOK COUNTY, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY ADMINISTRATIVE AGENT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY ADMINISTRATIVE AGENT OF ANY ACTION TO ENFORCE THE

SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

12.22 Right of Setoff. Borrower grants to Administrative Agent a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Administrative Agent all Borrower’s right, title and interest in and to, Borrower’s accounts with Administrative Agent (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Administrative Agent, to the extent permitted by Applicable Laws, to charge or setoff all Obligations against any and all such accounts.

12.23 Times. All references of the time of performance of any obligation of Borrower or Guarantor contained herein or in any the Loan Documents shall mean Central Time, Chicago, Illinois.

12.24 Waiver of Consequential Damages. To the fullest extent permitted by Applicable Laws, no Party shall assert, and each Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

12.25 Joint and Several Liability. The obligations and liabilities of each Borrower under this Agreement shall be joint and several and shall be binding upon and enforceable against each Borrower and their respective successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

SST VI 1723 WOODBOURNE RD, LLC,

a Delaware limited liability company

By: Strategic Storage Trust VI, Inc., a Maryland corporation, its Manager

By: /s/ Matt Lopez

Matt Lopez, Chief Financial Officer

SST VI 401 BELLEVUE RD, LLC,

a Delaware limited liability company

By: Strategic Storage Trust VI, Inc., a Maryland corporation, its Manager

By: /s/ Matt Lopez

Matt Lopez, Chief Financial Officer

SST VI 4836 SE POWELL BLVD, LLC,

a Delaware limited liability company

By: Strategic Storage Trust VI, Inc., a Maryland corporation, its Manager

By: /s/ Matt Lopez

Matt Lopez, Chief Financial Officer

(Signatures continue on the next page.)

ADMINISTRATIVE AGENT:

THE HUNTINGTON NATIONAL BANK

By: /s/ Mikal Christopherson
Mikal Christopherson, Senior Vice President

BANKS:

THE HUNTINGTON NATIONAL BANK

By: /s/ Mikal Christopherson
Mikal Christopherson, Senior Vice President

(End of signatures.)